Exhibit 4.1

Execution Version

MTW FOODSERVICE ESCROW CORP.,

as Issuer,

the Guarantors party hereto from time to time,

as Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

Indenture

Dated as of February 18, 2016

9.500% Senior Notes due 2024

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EXHIBIT A	-	Form of Note
EXHIBIT B	-	Form of Certificate of Transfer
EXHIBIT C	-	Form of Certificate of Exchange
EXHIBIT D	-	Form of Guarantee
EXHIBIT E	-	Form of Escrow Release Date Supplemental Indenture

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CROSS-REFERENCE TABLE

TIA Sections		Indenture Sections

Section 310	(a)(1)	7.10
	(a)(2)	7.10
	(b)	7.03; 7.08
Section 311		7.03
Section 313	(a)	7.06
	(c)	7.05; 7.06
Section 314	(a)	13.02
	(a)(4)	4.18
	(b)	N/A
	(c)(1)	N/A
	(c)(2)	N/A
	(d)	N/A
	(e)	13.04
Section 315	(a)	7.02
	(b)	7.02; 7.05
	(c)	7.02
	(d)	7.02
Section 316	(a)	6.05; 6.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(b)	6.07
Section 317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.08
Section 318	(a)	N/A
	(c)	N/A

Note:	The Cross-Reference Table shall not for any purpose be deemed to be a part of this Indenture.

INDENTURE (this “Indenture”), dated as of February 18, 2016, between the Issuer (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS OF THE ISSUER

The Escrow Issuer (as defined below) has duly authorized the execution and delivery of this Indenture to provide for the issuance of $425,000,000 aggregate principal amount of the Escrow Issuer’s 9.500% Senior Notes due 2024 in the form of Initial Notes (as defined below), and, if and when issued, such Additional Notes (as defined below) that the Issuer may from time to time choose to issue pursuant to this Indenture, in each case issuable as provided in this Indenture. From and after the Escrow Release Date (as defined below), the Notes (as defined below) will be Guaranteed (as defined below) on a senior unsecured basis by the Guarantors. All things necessary to make this Indenture a valid and legally binding agreement of the Issuer, in accordance with its terms, have been done, and the Escrow Issuer has done all things necessary to make the Notes, when executed by the Escrow Issuer, and authenticated and delivered by the Trustee hereunder and duly issued by the Escrow Issuer, valid and legally binding obligations of the Issuer.

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note(s)” means one or more Global Note(s) in the form of Exhibit A hereto bearing the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a principal amount equal to the outstanding principal amount of the Initial Notes sold in reliance on Rule 144A and deposited with the Depositary.

“Acceptable Commitment” has the meaning provided in Section 4.10(a)(3)(B).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time it merges or consolidates with or into the Issuer or any of its Restricted Subsidiaries or that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such acquisition, merger or consolidation.

“Additional Interest” means the additional interest payable as a consequence of the failure to effectuate in a timely manner the exchange offer and/or shelf registration procedures set forth in the Registration Rights Agreement.

“Additional Notes” means, subject to the Issuer’s compliance with Section 4.03, 9.500% Senior Notes due 2024, substantially in the form of Exhibit A and, if required, containing the Private Placement Legend, issued from time to time after the Issue Date under the terms of this Indenture (other than issuances pursuant to Section 2.07, 2.08, 2.10, 3.08 or 9.04 and other than Exchange Notes issued pursuant to an Exchange Offer for other Notes outstanding under this Indenture).

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning given such term in Section 4.08(a).

“Agent” means any Registrar, Paying Agent, Transfer Agent, authenticating agent or co-Registrar.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of (a) the present value at such Redemption Date of (i) the Redemption Price of such Note on February 15, 2019 (such Redemption Price being that described in Section 3.01(b)) plus (ii) all required remaining scheduled interest payments due on such note through February 15, 2019, computed using a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points; over (b) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation, or determination of the Treasury Rate referenced below, shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer, exchange or other transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary that may apply to such transfer or exchange.

“Asset Acquisition” means (1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer of: (1) any Capital Stock of any Restricted Subsidiary of the Issuer; or (2) any other property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than in the ordinary course of business; provided, however, that Asset Sales or other dispositions shall not include:

(a) a transaction or series of related transactions for which the Issuer or its Restricted Subsidiaries receive aggregate consideration of less than $25.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer as permitted under Section 5.01;

(c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof;

(e) sales of accounts receivable and related assets (including contract rights) to the Factor pursuant to the Factoring Agreement;

(f) disposals or replacements of obsolete equipment in the ordinary course of business;

(g) the sale or other disposition of cash or Cash Equivalents;

(h) any Restricted Payment permitted by Section 4.05 or that constitutes a Permitted Investment;

(i) any transfers or dispositions of assets not related to the Foodservice Business that are required by the Separation and Distribution Agreement as described in the Offering Circular; and

(j) any disposition or issuance of Capital Stock of Manitowoc Foodservice or any of its Restricted Subsidiaries made as part of the Transactions.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof or, with respect to any Person that is not a corporation, the Person or Persons performing corresponding functions.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Book-Entry Interest” means a beneficial interest held by or through a Participant in a Global Note.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the place of payment.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) Investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7) Foreign Cash Equivalents.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture);

(2) the approval by the holders of Capital Stock of the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of this Indenture);

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or

(4) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors of the Issuer at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Issuer then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Change of Control Offer” has the meaning given to such term in Section 4.11(a).

“Change of Control Payment Date” has the meaning given to such term in Section 4.11(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d) cash and non-cash restructuring charges in the years ending December 31, 2015 and December 31, 2016; and

(e) pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to acquisitions, dispositions, mergers or consolidations or related to restructuring initiatives that are reasonably identifiable and projected by the Issuer in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken within 12 months of the date of consummation of such acquisition, disposition, merger or consolidation or the initiation of such restructuring initiative, in each case so long they are reasonably identifiable and quantifiable and factually supportable; provided that, in each case, such adjustments are set forth in an Officers’ Certificate which states the amount of such adjustment or adjustments and that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such certificate at the time of such execution; provided, further, that the aggregate amount of add-backs pursuant to this clause (e) does not exceed 10.0% of Consolidated EBITDA for such period (calculated prior to giving effect to any such addback pursuant to this clause (e)).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets that are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of the Consolidated Fixed Charge Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under this Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains or losses from Asset Sales (without regard to the $25.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the Issuer, except to the extent of cash dividends or distributions paid to the Issuer or to a Restricted Subsidiary of the Issuer by such Person;

(5) income or loss attributable to discontinued operations from the date of discontinuation forward (including, without limitation, operations disposed of during such period, whether or not such operations were classified as discontinued);

(6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets; and

(7) non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock option plans and other employee stock purchase or stock incentive plans.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal quarterly financial statements are available immediately preceding the date on which such event for which such calculation is being made to (2) the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Capital Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at 150 East 42nd Street, 40th Floor, New York, New York 10017, Attention: Corporate Trust Administration.

“Covenant Defeasance” has the meaning given such term in Section 8.03.

“Credit Agreement” means the credit agreement to be entered into on or prior to the Distribution Date in connection with the Transactions by and among Manitowoc Foodservice, the subsidiary borrowers signatory thereto, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other financial institutions party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as amended to the date of the Offering Circular and as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof, whether by the same or any other agent, investor, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

“Custodian” has the meaning provided in Section 2.01(b).

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means any Note that is not a Global Note and that is registered in the Register, the form of which is attached hereto as Exhibit A.

“Depositary” means The Depository Trust Company, its nominee and its respective successors.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), on or prior to the final maturity date of the Notes.

“Distribution” means Manitowoc ParentCo’s distribution of the shares of Manitowoc Foodservice’s common stock to Manitowoc ParentCo’s stockholders.

“Distribution Date” means the date on which the Distribution is made.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Issuer incorporated or otherwise existing under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company, a New York corporation.

“Employee Matters Agreement” means the Employee Matters Agreement between Manitowoc ParentCo and Manitowoc Foodservice, to be dated on or prior to the Distribution Date.

“Escrow Account” means a demand deposit escrow account in the name of, and for the beneficial interest of, the Trustee entitled “MTW Foodservice Escrow Corp. subject to the security interest of Wells Fargo Bank, National Association, as Trustee – 9.500% Senior Notes Escrow Account” established pursuant to the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A., in its capacity as escrow agent as set forth in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow and Control Agreement (Investment in Cash Products – Article 9 of UCC) dated as of the date hereof by and among the Escrow Issuer, Manitowoc Foodservice, the Trustee and the Escrow Agent, relating to the Initial Notes, as amended, modified or supplemented from time to time.

“Escrow End Date” means July 1, 2016.

“Escrow Issuer” means MTW Foodservice Escrow Corp., a Delaware corporation.

“Escrow Merger” means the merger of the Escrow Issuer with and into Manitowoc Foodservice immediately prior to the Escrow Release, pursuant to which Manitowoc Foodservice will assume all of the Escrow Issuer’s obligations under the Notes and this Indenture.

“Escrow Release” means the release of all of the Escrowed Property from the Escrow Account and of the Trustee’s Lien thereon and security interest therein pursuant to and in accordance with the terms of the Escrow Agreement.

“Escrow Release Conditions” has the meaning set forth in the Escrow Agreement.

“Escrow Release Date” means the date on which the Escrow Release occurs.

“Escrow Release Date Supplemental Indenture” means the supplemental indenture to this Indenture, to be dated as of the Escrow Release Date, by and among Manitowoc Foodservice, the Initial Guarantors and the Trustee, substantially in the form of Exhibit E.

“Escrow Release Officers’ Certificate” has the meaning set forth in the Escrow Agreement.

“Escrowed Property” has the meaning set forth in the Escrow Agreement.

“Events of Default” has the meaning provided in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” means the 9.500% Senior Notes due 2024 to be issued pursuant to this Indenture with respect to Initial Notes issued under this Indenture from time to time after the Issue Date pursuant to Section 2.14, pursuant to the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Factor” means, collectively, one or more purchasers of receivables under the Factoring Agreement.

“Factoring Agreement” means one or more receivables purchase agreements (or similar agreements) entered into by the Issuer or any of its Restricted Subsidiaries with one or more Factors, as the same may be amended, modified, supplemented and/or replaced from time to time so long as any such replacement agreement is on terms no less favorable to the Issuer or any of its Restricted Subsidiaries in any material respect than those terms set forth in the Factoring Agreements as in effect on the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Issuer delivered to the Trustee.

“Foodservice Business” means Manitowoc Foodservice, Inc. and its combined subsidiaries, after giving effect to the Internal Reorganization and the Distribution as described in the Form 10.

“Foreign Cash Equivalents” means certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Singapore, Australia, China or any country that is a member of the European Union, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than one year from the date of acquisition.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Domestic Restricted Subsidiary.

“Form 10” means the registration statement on Form 10, originally filed by Manitowoc Foodservice with the Commission on September 1, 2015, as amended or supplemented.

“Four Quarter Period” has the meaning given such term in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date.

“Global Notes” means the 144A Global Note(s), the Regulation S Global Note(s) and the Unrestricted Global Notes.

“Group” has the meaning given to such term in the definition of “Change of Control” in this section.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as verbs, “guarantee” and “guaranteed” have correlative meanings.

“Guarantee” means any guarantee of the Obligations of the Issuer under this Indenture and the Notes by a Guarantor. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means: (1) each of the Initial Guarantors and (2) each of the Issuer’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Holder” means any Person shown on the Register as the registered holder, from time to time, of the Notes.

“incur” has the meaning given to such term in Section 4.03(a).

“Indebtedness” means, with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction which is issued in respect of Indebtedness referred to in clauses (1) through (4) above and clause (8) below;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all net Obligations under Currency Agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Indenture” means this Indenture, as originally executed or as it may be amended or supplemented from time to time by one or more indentures supplemental to this Indenture entered into pursuant to the applicable provisions of this Indenture.

“Indenture Obligations” has the meaning given such term in Section 11.01.

“Indirect Participant” is defined to mean a Person who holds a Book-Entry Interest through a Participant.

“Initial Guarantors” means each of Appliance Scientific, Inc., a Delaware corporation; Berisford Property Development (USA) Ltd., a New York corporation; Charles Needham Industries Inc., a Texas corporation; Cleveland Range, LLC, a Delaware limited liability company; The Delfield Company LLC, a Delaware limited liability company; Enodis Corporation, a Delaware corporation; Enodis Group Holdings US, Inc., a Delaware corporation; Enodis Holdings, Inc., a Delaware corporation; Enodis Technology Center, Inc., a Delaware corporation; Frymaster L.L.C., a Louisiana limited liability company; Garland Commercial Industries LLC, a Delaware limited liability company; Kysor Business Trust, a Delaware trust; Kysor Holdings, Inc., a Delaware corporation; Kysor Industrial Corporation, a Michigan corporation; Kysor Industrial Corporation, a Nevada corporation; Kysor Nevada Holding Corp., a Nevada corporation; Landis Holdings LLC, a Delaware limited liability company; Manitowoc Equipment Works,

Inc., a Nevada corporation; Manitowoc Foodservice Companies, LLC, a Wisconsin limited liability company; Manitowoc Foodservice Holding, Inc., a Wisconsin corporation; Manitowoc FP, Inc., a Nevada corporation; Manitowoc FSG International Holdings, Inc., a Nevada corporation; Manitowoc FSG Operations, LLC, a Nevada limited liability company; Manitowoc FSG U.S. Holding, LLC, a Delaware limited liability company; McCann’s Engineering & Manufacturing Co., LLC, a California limited liability company; MTW County Limited, a UK and Delaware limited liability company; Welbilt Corporation, a Delaware corporation; Welbilt Holding Company, a Delaware corporation; and Westran Corporation, a Michigan corporation.

“Initial Notes” means (i) $425,000,000 aggregate principal amount of 9.500% Senior Notes due 2024 issued on the Issue Date, substantially in the form of Exhibit A, and (ii) Additional Notes.

“Initial Purchasers” means Goldman, Sachs & Co., J.P. Morgan Securities LLC, HSBC Securities (USA) Inc., Citigroup Global Markets Inc., BMO Capital Markets Corp. and Rabo Securities USA, Inc.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement between Manitowoc ParentCo and Manitowoc Foodservice, to be dated on or prior to the Distribution Date.

“interest” means, with respect to the Notes, interest on, and Additional Interest, if any, with respect to, the Notes.

“Interest Payment Date” means each semi-annual interest payment date on February 15 and August 15 of each year, commencing August 15, 2016.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Internal Reorganization” means the series of internal transactions, including those described under the headings “The Spin-Off” and “Certain Relationships and Related Party Transactions” in the Offering Circular or otherwise described in the Form 10 (including the payment by Manitowoc Foodservice of a special cash dividend to Manitowoc ParentCo), following which Manitowoc Foodservice will hold the business constituting Manitowoc ParentCo’s current Foodservice Business, as described in the Form 10.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Common Stock of any direct or indirect Wholly Owned Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, the Issuer no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Issue Date” means February 18, 2016.

“Issuer” means (a) prior to the Escrow Release Date, the Escrow Issuer and (b) from and after the Escrow Release Date, Manitowoc Foodservice and not any of its Subsidiaries.

“Issuer Order” means a written request or order signed in the name of the Issuer by an authorized signatory (by virtue of a power of attorney or other similar instrument) and delivered to the Trustee.

“Legal Defeasance” has the meaning given such term in Section 8.02.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Escrow Issuer and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Manitowoc Foodservice” means Manitowoc Foodservice, Inc., a Delaware corporation.

“Manitowoc ParentCo” means The Manitowoc Company, Inc., a Wisconsin corporation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

(4) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Proceeds Offer” has the meaning provided in Section 4.10(b).

“Net Proceeds Offer Amount” has the meaning provided in Section 4.10(b).

“Net Proceeds Offer Payment Date” has the meaning provided in Section 4.10(b).

“Net Proceeds Offer Trigger Date” has the meaning provided in Section 4.10(b).

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Notes” means, collectively, the Initial Notes and the Unrestricted Notes. For purposes of this Indenture, all Notes shall vote together as one series of Notes under this Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the offering circular, dated February 5, 2016, pursuant to which the Initial Notes are being offered to potential purchasers.

“Officer” means, with respect to any Person, any of the following: the Chairman of the Board of Directors, Vice Chairman of the Board of Directors, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Vice President, Treasurer, Secretary, Assistant Secretary or Assistant Treasurer (including interim officers).

“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel, who may be an employee of or counsel to the Issuer, or other counsel who is reasonably acceptable to the Trustee.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

“Participants” means, with respect to the Depositary, Persons who have accounts with the Depositary.

“Paying Agent” has the meaning provided in Section 2.04, except that, for the purposes of Article Eight, the Paying Agent shall not be the Issuer, any Guarantor or any Subsidiary of the Issuer, a Guarantor or an Affiliate of any of them. The term “Paying Agent” includes any additional Paying Agent.

“Permitted Indebtedness” has the meaning provided in Section 4.03(b).

“Permitted Investments” means:

(1) Investments by the Issuer or any Restricted Subsidiary of the Issuer in any Person that is or will become after such Investment a Wholly Owned Restricted Subsidiary of the Issuer or that will merge or consolidate into the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer and other Investments to the extent constituting intercompany Indebtedness permitted under clause (6) or (7) of the definition of “Permitted Indebtedness”;

(2) Investments in the Issuer by any Restricted Subsidiary of the Issuer; provided that any Indebtedness evidencing such Investment, to the extent held by a Restricted Subsidiary that is not a Guarantor, is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s obligations under the Notes and this Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees and officers of the Issuer and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Issuer’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture;

(6) additional Investments not to exceed $30.0 million at any one time outstanding;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8) Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10;

(9) Investments represented by guarantees that are otherwise permitted under this Indenture;

(10) Investments the payment for which is Qualified Capital Stock of the Issuer;

(11) any Investment by the Issuer or a Wholly Owned Subsidiary of the Issuer in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

(12) Investments by the Issuer consisting of obligations of one or more officers, directors or other employees of the Issuer or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of the Issuer so long as no cash is paid by the Issuer or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(13) Investments in existence on the date of this Indenture;

(14) Investments in joint ventures not to exceed $50.0 million at any one time outstanding; and

(15) any Investment (x) existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date, (y) made pursuant to the Spin-Off Documents or (z) consisting of any replacement, refinancing, extension, modification or renewal of any Investment existing on the Issue Date or made pursuant to the Spin-Off Documents; provided that the amount of any such Investment may only be increased (i) as required by the terms of such Investment as in existence on the Issue Date or the Distribution Date, as applicable, or (ii) as otherwise permitted under this Indenture.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen and repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(6) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(9) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(10) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (13) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than the property and assets so acquired or constructed and the proceeds thereof and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 90 days of such refinancing;

(11) Liens securing Indebtedness under Currency Agreements;

(12) Liens securing Acquired Indebtedness incurred in accordance with Section 4.03; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer; and

(b) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer;

(13) Liens on assets of a Restricted Subsidiary of the Issuer that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Indenture;

(14) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction and Liens in favor of a Factor solely on those accounts receivable (and the rights ancillary thereto) of the Issuer and its Restricted Subsidiaries that are purchased by a Factor pursuant to a Factoring Agreement from time to time;

(15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(16) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(19) rights of customers with respect to inventory which arise from deposits and progress payments made in the ordinary course of business;

(20) Liens securing Indebtedness permitted pursuant to clause (14) of the definition of “Permitted Indebtedness”;

(21) additional Liens not to exceed $25.0 million at any one time; and

(22) at all times prior to the Escrow Release Date, Liens to secure Obligations under the escrow arrangements in respect of the Notes.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Private Placement Legend” means the legend initially set forth on the Restricted Notes in the form set forth in Section 2.02(a).

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Issuer pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

“Purchase Money Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer in connection with a Qualified Securitization Transaction to such Securitization Entity, which note shall be repaid from cash available to such Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Issuer, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which the Issuer or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or the Issuer or any of its Restricted Subsidiaries that subsequently transfers to a Securitization Entity (in the case of a transfer by the Issuer or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of the Issuer or any of its Restricted Subsidiaries that arose in the ordinary course of business of the Issuer and its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which such Note is to be redeemed pursuant to this Indenture.

“Reference Date” has the meaning provided in Section 4.05(a)(4)(iii)(w).

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness incurred in accordance with Section 4.03(b) (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (16) or (19) of the definition of “Permitted Indebtedness”), in each case to the extent that it does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Issuer or such Restricted Subsidiary in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Issuer, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Register” has the meaning provided in Section 2.04.

“Registrar” has the meaning provided in Section 2.04.

“Registration” means, collectively, each offer of Notes registered pursuant to the Registration Statement.

“Registration Rights Agreement” means (i) the registration rights agreement in respect of the Notes, to be dated as of the Issue Date, between the Escrow Issuer and Goldman, Sachs & Co., as representative of the several initial purchasers, as supplemented by a joinder to the Registration Rights Agreement to be dated as of the Escrow Release Date among Manitowoc Foodservice and the Initial Guarantors and (ii) any other registration rights agreement entered into or in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Registration Statement” means the Exchange Registration Statement or a Shelf Registration as defined and described in the Registration Statement.

“Regular Record Date” for the interest payable on any Interest Payment Date means the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note(s)” means one or more Global Notes in the form of Exhibit A hereto bearing the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a principal amount equal to the outstanding principal amount of the Initial Notes sold in reliance on Regulation S.

“Replacement Assets” has the meaning provided in Section 4.10(a)(3)(B).

“Responsible Officer,” when used with respect to the Trustee or any Paying Agent, means any vice president, any assistant vice president, any assistant treasurer, any trust officer or assistant trust officer or any other officer of the Trustee or such Paying Agent, as the case may be, customarily performing functions similar to those performed by any of the above-designated officers in each case assigned to or employed by the corporate trust department of the Trustee or such Paying Agent, as the case may be, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Registered Note” means a Definitive Registered Note bearing the Private Placement Legend issued in registered form without coupons in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

“Restricted Global Notes” means the 144A Global Note(s) and the Regulation S Global Note(s).

“Restricted Notes” means the Restricted Definitive Registered Notes and the Restricted Global Note(s).

“Restricted Payment” has the meaning provided in Section 4.05(a).

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary. For purposes of the Notes and this Indenture, and the interpretation thereof and hereof, for all periods prior to the completion of the Spin-Off (including on and after the Issue Date), the Subsidiaries of Manitowoc ParentCo that will be Subsidiaries of the Issuer upon completion of the Spin-Off will be deemed to have been Restricted Subsidiaries of the Issuer.

“Reversion Date” has the meaning provided in Section 4.21(b).

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Issuer (or another Person in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Issuer (as provided below) as a Securitization Entity; and

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

(b) is recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

(c) subjects any asset of the Issuer or any Restricted Subsidiary of the Issuer (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets), retained or acquired by the Issuer or any Restricted Subsidiary of the Issuer;

(2) with which neither the Issuer nor any Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(3) to which neither the Issuer nor any Restricted Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement between Manitowoc ParentCo and Manitowoc Foodservice, to be dated on or prior to the Distribution Date.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Special Mandatory Redemption” has the meaning provided in Section 3.09.

“Special Mandatory Redemption Date” has the meaning provided in Section 3.09.

“Special Mandatory Redemption Price” has the meaning provided in Section 3.09.

“Spin-Off” means the Internal Reorganization and the Distribution.

“Spin-Off Documents” means the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement, the Tax Matters Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by any of the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer that are reasonably customary in an accounts receivable securitization transaction.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or through another Subsidiary, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or through another Subsidiary, owned by such Person.

“Surviving Entity” has the meaning given such term in Section 5.01(a)(1)(B).

“Suspension Period” has the meaning provided in Section 4.21(b).

“Tax Matters Agreement” means the Tax Matters Agreement between Manitowoc ParentCo and Manitowoc Foodservice, to be dated on or prior to the Distribution Date.

“Term Loan B Facility” means the $975,000,000 senior secured “tranche B” term loan facility due in 2023 under the Credit Agreement.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbb), as in effect on the date this Indenture was executed, except as provided in Section 9.07.

“Transaction Date” has the meaning given such term in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means (1) (A) the Spin-Off, (B) any other transactions contemplated by, or pursuant to, the Spin-Off Documents or otherwise in connection with the Spin-Off (including any cancellation or termination of Indebtedness, agreements, arrangements, commitments or understandings, including intercompany accounts payables, receivables or Indebtedness, between Manitowoc Foodservice or any of its Restricted Subsidiaries, on the one hand, and Manitowoc ParentCo or any of its other Subsidiaries, on the other hand, and making certain intercompany contributions and dividend payments) and (C) any other transactions pursuant to agreements or arrangements in effect on the Distribution Date on substantially the terms described in the Offering Circular or any amendment, modification, addition or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, added, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements as described in the Offering Circular (as determined in good faith by the Issuer), (2) the issuance of the Notes, (3) the entering into of the Credit Facilities and the borrowing of the term loans thereunder and (4) the payment of fees and expenses in connection with the foregoing.

“Transfer Agent” means Wells Fargo Bank, National Association in its capacity as transfer agent.

“Transition Services Agreement” means the Transition Services Agreement between Manitowoc ParentCo and Manitowoc Foodservice on substantially the terms described in the Offering Circular, to be dated on or prior to the Distribution Date.

“Treasury Rate” means, with respect to a date of redemption, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of redemption to February 15, 2019; provided, however, that if the period from such date of redemption to February 15, 2019 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to February 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trigger Date” has the meaning provided in Section 3.09.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of Article Seven and thereafter means such successor.

“U.S. Government Obligations” means securities issued or directly and fully guaranteed or insured by the government of the United States of America rated AAA or better by S&P and Aaa or better by Moody’s.

“U.S. Person” means a Person that is a U.S. person, as defined in Regulation S.

“Unrestricted Definitive Registered Note” means a definitive Registered Note not bearing the Private Placement Legend issued in registered form without coupons in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof, including, without limitation, the Exchange Notes.

“Unrestricted Global Note” means one or more Global Note(s) not bearing the Private Placement Legend issued in registered form without interest coupons in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof, and deposited with the Depositary, including, without limitation, the Initial Notes issued on the Issue Date and the Exchange Notes.

“Unrestricted Notes” means the Unrestricted Global Notes and the Unrestricted Definitive Registered Notes.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Issuer certifies to the Trustee that such designation complies with Section 4.05; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Issuer is able to incur at least $1.00 of additional Indebtedness in compliance with Section 4.03(a); and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.02. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture notes” means the Notes;

“indenture note holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means the Issuer or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a rule of the Commission and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.03. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and words in the plural include the singular;

(v) provisions apply to successive related events and transactions;

(vi) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(vii) all ratios and computations based on GAAP contained in this Indenture shall be computed in accordance with the definition of “GAAP” set forth in Section 1.01;

(viii) all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated;

(ix) all references to “$,” “Dollars,” “U.S. Dollars” or money refer to the lawful currency of the United States, unless the content expressly contemplates otherwise; and

(x) “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation.”

ARTICLE TWO

THE NOTES

SECTION 2.01. The Notes.

(a) Form and Dating. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form annexed hereto as Exhibit A with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange agreements to which the Issuer is subject or usage. The Issuer shall approve the form of the Notes and any notation, legend or endorsement on the Notes. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the forms of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture. The Global Notes and the Definitive Registered Notes shall be issued only in registered form. The Notes shall be issued without coupons. The Notes shall be issued only in denominations of $2,000 principal amount or any integral multiple of $1,000 in excess thereof. To the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

(b) Global Notes. Initial Notes offered and sold in reliance on Rule 144A shall be issued in the form of one or more 144A Global Notes, deposited with the Trustee, as custodian for the Depositary (in such capacity the “Custodian”), duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each Global Note, as hereinafter provided.

Initial Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Global Notes deposited with the Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each Global Note, as hereinafter provided.

Initial Notes sold in transactions that are registered under the Securities Act shall be issued as Unrestricted Global Notes. In addition, Unrestricted Global Notes shall be issued in accordance with Sections 2.07(b)(iii) and 2.07(d)(iii), and shall be deposited with the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount outstanding of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers of interests therein, redemptions and repurchases in accordance with the terms of this Indenture. Any endorsement of Schedule A to a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of Notes represented thereby shall be made by the Trustee, the Paying Agent or the Registrar in accordance with Sections 2.07 (Transfer and Exchange), 3.04 (Notice of Optional Redemption), 3.09 (Special Mandatory Redemption), 4.10 (Limitation on Asset Sales) and 4.11 (Repurchase of Notes upon a Change of Control).

Except as set forth in Section 2.07(a), the Global Notes may be transferred, in whole and not in part, only to a successor of the Custodian.

(c) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Definitive Registered Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

(d) Book-Entry Provisions. Participants and Indirect Participants shall have no rights either under this Indenture or under any Global Note with respect to such Global Note held on their behalf by the Custodian. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of the Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

SECTION 2.02. Restrictive Legends.

(a) Private Placement Legend. Except as permitted by subparagraph (b) below, each Restricted Global Note and each Restricted Definitive Registered Note (and all Notes issued in exchange therefor or substitution thereof) issued under this Indenture shall bear a legend in substantially the following form:

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES

ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

(b) Notwithstanding the foregoing, any Global Note or Definitive Registered Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii) or (e)(ii) of Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

Each Global Note, if the Issuer so elects, may also bear the following legend on the face thereof:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE TO THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THIS NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, (II) EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

Each Global Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER

THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND THAT IT IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

SECTION 2.03. Execution and Authentication. The Notes shall be executed by an Officer or an authorized signatory as identified in an Officers’ Certificate (pursuant to a power of attorney or other similar instrument). The signature of any such Officer (or authorized signatory) on the Notes shall be by manual, facsimile or other electronic signature in the name and on behalf of the Issuer.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or authenticating agent authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee or an authenticating agent shall, upon receipt of an Issuer Order, authenticate (i) Initial Notes for original issue in an unlimited aggregate principal amount, of which $425,000,000 are being issued on the Issue Date, (ii) Unrestricted Notes from time to time only in exchange for a like principal amount of Additional Notes, and (iii) Additional Notes issued pursuant to Section 2.14. Each such Issuer Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes or Unrestricted Notes and whether the Notes are to be issued as Definitive Registered Notes or Global Notes or such other information as the Trustee may reasonably request. In addition, with respect to authentication pursuant to clauses (ii) or (iii) of the first sentence of this paragraph, the first such written order from the Issuer shall be accompanied by an Opinion of Counsel of the Issuer in a form reasonably satisfactory to the Trustee stating that the issuance of the Unrestricted Notes does not give rise to an Event of Default, complies with this Indenture and has been duly authorized by the Issuer.

The Trustee may appoint an authenticating agent to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such authenticating agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or an Affiliate of the Issuer.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 in principal amount and any integral multiples of $1,000 in excess thereof.

SECTION 2.04. Registrar and Paying Agent. The Issuer shall maintain an office or agency in New York where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may be presented or surrendered for payment (the “Paying Agent”) and (c) notices and demands in respect of the Notes and this Indenture may be served. The Registrar shall keep a register or registers of the Notes and of their transfer and exchange. The Issuer, upon written notice to the Trustee, may appoint one or more co-Registrars and one or more additional Paying Agents. The term “Paying Agent” includes any additional Paying Agent. Except as provided herein, the Issuer or any Subsidiary may act as Paying Agent, Registrar or co-Registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture and the agreement shall implement the provisions of this Indenture that relate to such Agent and shall incorporate the provisions of the TIA. Without limiting the foregoing, each such agreement appointing a Paying Agent must contain provisions substantially to the effect of Section 2.07. The Issuer shall notify the Trustee in writing of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.

The Registrar shall keep a register (the “Register”) of the Definitive Registered Notes and of their transfer and exchange. Any notice to be given under this Indenture or under the Notes by the Trustee or the Issuer to the Holders shall be mailed by first class mail to each Holder of Definitive Registered Notes at its address as it appears at the time of such mailing in the Register, and to the Holders of the Global Notes.

The Issuer hereby appoints the corporate trust office of the Trustee in New York located at the address set forth in Section 13.01 as Registrar, Paying Agent and Transfer Agent in New York with respect to Definitive Registered Notes.

The Issuer, any Subsidiary of the Issuer, or any Affiliate of any of them may act as Registrar or co-Registrar, and/or agent for service of notice and demands.

If, at any time, the Trustee is not the Registrar, the Registrar shall make available to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may reasonably request, the names and addresses of the Holders as they appear in the Register.

SECTION 2.05. Holders to Be Treated as Owners; Payments of Interest. The Issuer, the Paying Agents, the Registrar, the Trustee and any agent of the Issuer, the Paying Agents, the Registrar or the Trustee may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of or on account of the principal of and, subject to the provisions of this Indenture, and interest on such Note and for all other purposes; and neither the Issuer, any Paying Agent, the Registrar, the Trustee nor any agent of the Issuer, the Paying Agent, the Registrar or the Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability for moneys payable upon any Note.

SECTION 2.06. Paying Agent to Hold Money in Trust. Not later than 11:00 a.m. (New York Time) one Business Day prior to each due date of the principal and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal and interest so becoming due on the due date for payment under the Notes. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee in writing of any default by the Issuer (or any other obligor on the Notes) in making any such payment. Money held in trust by any Paying Agent need not be segregated except as required by law and in no event shall any Paying Agent be liable for any interest on any money received by it hereunder. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee.

SECTION 2.07. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuer for Definitive Registered Notes if (i) the Issuer delivers to the Trustee written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days after the date of such notice from the Depositary or (ii) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Registered Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Registered Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.10. Except as otherwise provided above, every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b) or (c).

(b) Transfer and Exchange of Book-Entry Interests in the Global Notes. The transfer and exchange of Book-Entry Interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Book-Entry Interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of Book-Entry Interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of Book-Entry Interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Book-Entry Interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. In connection with all transfers and exchanges of Book-Entry Interests that are not subject to Section 2.07(b)(i) above, the transferor of such Book-Entry Interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon consummation of an Exchange Offer by the Issuer in accordance with Section 2.07(f), the requirements of this Section 2.07(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the holder of such Book-Entry Interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.11.

(iii) Transfer of Book-Entry Interests to Another Restricted Global Note. A Book-Entry Interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Book-Entry Interests in a Restricted Global Note for Book-Entry Interests in an Unrestricted Global Note. A Book-Entry Interest in any Restricted Global Note may be exchanged by any holder thereof for a Book-Entry Interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the Book-Entry Interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker Dealer pursuant to the Exchange Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuer Order in accordance with Section 2.03, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests transferred pursuant to subparagraph (A) or (B) above.

Book-Entry Interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a Book-Entry Interest in a Restricted Global Note.

(c) Transfer or Exchange of Book-Entry Interests for Definitive Registered Notes.

(i) Book-Entry Interests in Restricted Global Notes to Restricted Definitive Registered Notes. If any holder of a Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Restricted Definitive Registered Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Registered Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such Book-Entry Interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Book-Entry Interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Book-Entry Interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such Book-Entry Interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.11, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Book-Entry Interests in Restricted Global Notes to Unrestricted Definitive Registered Notes. A holder of a Book-Entry Interest in a Restricted Global Note may exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note or may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such Book-Entry Interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of a Definitive Registered Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Book-Entry Interests in Unrestricted Global Notes to Unrestricted Definitive Registered Notes. If any holder of a Book-Entry Interest in an Unrestricted Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.11, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.07(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.07(c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests.

(i) Restricted Definitive Registered Notes to Book-Entry Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note or to transfer such Restricted Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Registered Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Registered Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such Restricted Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Registered Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note and in the case of clause (C) above, the Regulation S Global Note.

(ii) Restricted Definitive Registered Notes to Book-Entry Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Registered Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Restricted Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Participating Broker Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Registered Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a Book-Entry Interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.07(d)(ii), the Trustee shall cancel the Definitive Registered Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Registered Notes to Book-Entry Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Registered Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Registered Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Registered Note to a Book-Entry Interest is effected pursuant to subparagraphs (i)(B), (i)(D) or (ii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Issuer Order in accordance with Section 2.03, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Registered Notes so transferred.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon written request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Registered Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e).

(i) Restricted Definitive Registered Notes to Restricted Definitive Registered Notes. Any Restricted Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Registered Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Registered Notes to Unrestricted Definitive Registered Notes. Any Restricted Definitive Registered Note may be exchanged by the Holder thereof for an Unrestricted Definitive Registered Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Registered Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuer;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Participating Broker Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Registered Notes proposes to exchange such Notes for an Unrestricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Registered Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Registered Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Registered Notes to Unrestricted Definitive Registered Notes. A Holder of Unrestricted Definitive Registered Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Registered Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an Issuer Order in accordance with Section 2.03, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the corresponding principal amount of the Book-Entry Interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers that acquired the Book-Entry Interests tendered in the Exchange Offer directly from the Issuer or an Affiliate of the Issuer, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer and

(ii) Unrestricted Definitive Registered Notes in an aggregate principal amount equal to the corresponding principal amount of the Restricted Definitive Registered Notes tendered for exchange by Persons who certify to the effect set forth in clause (i) of this subsection (f) and accepted for exchange in the Exchange Offer.

In addition, the Trustee shall (i) endorse Schedule A to the Unrestricted Global Notes issued pursuant to the preceding paragraph to reflect the principal amount of Restricted Global Notes tendered in the Exchange Offer, (ii) deliver such Unrestricted Global Notes to the Depositary, (iii) instruct the Depositary to deliver the relevant Restricted Global Note(s) to the Trustee, (iv) endorse Schedule A to such Restricted Global Note(s) to reflect the decrease in principal amount resulting from the Exchange Offer, and (v) thereafter, return the Restricted Global Notes to the Depositary, together with all information regarding the Participant accounts to be debited and credited in connection with the Exchange Offer.

(g) General Provisions Relating to All Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes or Definitive Registered Notes, as the case may be, in each case, in accordance with Section 2.03.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax, duty or governmental charge payable in connection therewith (other than any such stamp or transfer taxes, duties or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.08, 3.09, 4.10, 4.11 and 9.05).

(iii) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(iv) The Issuer shall not be required (A) to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before any Redemption Date under Section 3.08 or Section 3.09 and ending at the close of business on the Redemption Date, (B) to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before any mailing of a notice of redemption of Notes for partial redemption under Section 3.08 or Section 3.09 and ending on the day of such selection, (C) to register the transfer of or to exchange a Note during a period beginning at the opening of business on a Regular Record Date for the payment of interest and the applicable succeeding Interest Payment Date, or (D) to register the transfer of or to exchange a Note that has been tendered in a Net Proceeds Offer or a Change of Control Offer.

(v) Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Paying Agents, the Registrar, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes, and none of the Trustee, the Paying Agents, the Registrar, any Agent or the Issuer shall be affected by notice to the contrary.

(vi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirement hereof.

(vii) The Trustee shall have no liability for the action or inaction of the Depositary.

SECTION 2.08. Replacement Notes. If a mutilated Note is surrendered to the Trustee or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note of like tenor and amount and bearing a number not contemporaneously outstanding; provided that the requirements of this Section 2.08 are met. An indemnity bond must be furnished that is sufficient in the judgment of both the Trustee and the Issuer to protect the Issuer, the Guarantors, the Trustee or any Agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge such Holder for its expenses and the expenses of the Trustee in replacing a Note. In case any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to the benefits of this Indenture.

SECTION 2.09. Outstanding Notes. Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.08 and those described in this Section 2.09 as not outstanding.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless and until the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent (other than the Issuer or an Affiliate of the Issuer) holds on any Redemption Date, the maturity date or any date of repurchase money sufficient to pay Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them shall cease to accrue.

A Note does not cease to be outstanding because the Issuer or one of its Affiliates holds such Note; provided, however, that, in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee has actual knowledge or has received written notice to be so owned shall be so disregarded. The Issuer shall notify the Trustee when it, any obligor or any of their respective Affiliates acquires any Notes. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

SECTION 2.10. Temporary Notes. Until definitive permanent Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive permanent Notes but may have insertions, substitutions, omissions and other variations determined to be appropriate by the officers executing the temporary Notes, as evidenced by their execution of such temporary Notes. If temporary Notes are issued, the Issuer shall cause definitive permanent notes to be prepared without unreasonable delay. After the preparation of definitive permanent Notes, the temporary Notes shall be exchangeable for definitive permanent Notes upon surrender of the temporary Notes at the office or agency of the Issuer designated for such purpose pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute and the Trustee shall authenticate and make available for delivery in exchange therefor a like principal amount of definitive permanent Notes of authorized denominations. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive permanent Notes.

SECTION 2.11. Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Issuer has not issued and sold. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its normal procedure.

At such time as all Book-Entry Interests therein have been exchanged for Definitive Registered Notes, a Global Note shall be returned to or retained and cancelled by the Trustee in accordance with this Section 2.11.

SECTION 2.12. CUSIP Numbers. The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the CUSIP numbers.

SECTION 2.13. Defaulted Interest. If the Issuer defaults on a payment of interest on the Notes, it shall pay, or shall deposit with the Paying Agent money in immediately available funds sufficient to pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. A special record date, as used in this Section 2.13 with respect to the payment of any defaulted interest, shall mean the 15th day next preceding the date fixed by the Issuer for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before the subsequent special record date, the Issuer shall mail to each Holder and to a Responsible Officer of the Trustee a notice that states the subsequent special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.14. Issuance of Additional Notes. The Issuer shall be entitled to issue Additional Notes under this Indenture that shall have identical terms as the Notes issued on the Issue Date, other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto (and, if such Additional Notes shall be issued without registration under the Securities Act, other than with respect to transfer restrictions); provided that such issuance is not prohibited by Section 4.03. The Initial Notes issued on the Issue Date, any Additional Notes and all Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of its Board of Directors and in an Issuer Order, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price and the issue date of such Additional Notes and the amount of interest payable on the first payment date applicable thereto; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended; and

(3) whether such Additional Notes shall be Notes bearing the Private Placement Legend and issued in the form of Initial Notes or shall be Unrestricted Notes issued in the form of Exchange Notes.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Optional Redemption.

(a) The Notes will be redeemable, at the Issuer’s option, in whole or in part from time to time, at any time prior to February 15, 2019, upon not less than 30 nor more than 60 days’ written notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued but unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(b) In addition, the Issuer may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ written notice to the Holders, at the following Redemption Prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on February 15 of the year set forth below:

Year	Percentage

2019	107.125%
2020	104.750%
2021	102.375%
2022 and thereafter	100.000%

In addition, the Issuer must pay accrued and unpaid interest on the Notes redeemed to the Redemption Date.

(c) At any time, or from time to time, on or prior to February 15, 2019, the Issuer may, at its option, use the Net Cash Proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes (including any Additional Notes) outstanding under this Indenture at a Redemption Price of 109.500% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of Notes outstanding under this Indenture remains outstanding immediately after any such redemption; and

(2) the Issuer makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

SECTION 3.02. Notice to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.01(a), (b) or (c), it shall notify the Trustee in writing at least 30 days before a Redemption Date of such Redemption Date and the principal amount of Notes to be redeemed.

SECTION 3.03. Selection of Notes to Be Redeemed. In the case of any partial redemption pursuant to Section 3.01(a), (b) or (c), selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, pro rata, by lot or by such other method as the Trustee shall deem fair and appropriate, subject to the procedures of DTC; provided that no Note of $2,000 in principal amount or less shall be redeemed in part; and provided, further, that any redemption following a Public Equity Offering will be made on a pro rata or on as nearly a pro rata basis as applicable (subject to the procedures of the Depositary). The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

SECTION 3.04. Notice of Optional Redemption. With respect to any redemption of Notes pursuant to Section 3.01(a), (b) or (c), at least 30 days but not more than 60 days before a Redemption Date, the Issuer shall send electronically or mail a notice of redemption by first class mail to each Holder whose Notes are to be redeemed at its registered address. For Notes that are represented by Global Notes, notices may be given by delivery of the relevant notices to the Depositary for communication to its Participants.

The notice shall identify the Notes to be redeemed (including CUSIP Number) and shall state:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) the name and address of each Paying Agent;

(iv) that Notes called for redemption must be surrendered to the applicable Paying Agent in order to collect the Redemption Price;

(v) that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent;

(vi) that, in the case of a redemption pursuant to Section 3.01(a) or Section 3.01(b) of Definitive Registered Notes, if any such Note is being redeemed in part, the portion of the principal amount (equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof with a minimum denomination of $2,000 will be issued, and that, in the case of such a partial redemption of Global Notes, the Trustee shall endorse Schedule A to each Global Note surrendered for redemption to reflect the decrease in principal amount resulting from such redemption;

(vii) that, if any such notice contains a CUSIP as provided in Section 2.12, no representation is being made as to the correctness of the CUSIP either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes; and

(viii) if the redemption is conditioned upon any subsequent event, a description of such condition or event.

At the Issuer’s request (which request may be revoked by the Issuer at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 60 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Issuer. If, however, the Issuer gives such notice to the Holders, the Issuer shall concurrently deliver to the Trustee an Officers’ Certificate stating that such notice has been given.

SECTION 3.05. Effect of Notice of Redemption. Once notice of redemption is sent, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price, unless the redemption is conditioned upon the occurrence of a subsequent event. Upon surrender of any Notes to the Paying Agent, unless such redemption is conditioned upon the occurrence of a subsequent event, such Notes shall be paid at the Redemption Price plus accrued interest to the Redemption Date.

Notice of redemption shall be deemed to be given when sent, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.06. Deposit of Redemption Price. On or before 11:00 a.m. (New York City time) one Business Day prior to any Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, shall segregate and hold in trust as provided in Section 2.06) money sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date that have been delivered by the Issuer to the Trustee for cancellation.

SECTION 3.07. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided above, and unless such redemption is conditioned upon a subsequent event, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the Redemption Price pursuant to the terms of this Indenture on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the

Issuer at the Redemption Price, together with accrued interest to the Redemption Date; provided that installments of interest whose stated maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Regular Record Date.

SECTION 3.08. Notes Redeemed in Part. Upon surrender of any Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder a new Note equal in principal amount to the unredeemed portion of such surrendered Note, which shall not, in any event, be less than $2,000 principal amount. In the case of a partial redemption of Global Notes, the Trustee shall endorse Schedule A to each Global Note surrendered for redemption to reflect the decrease in principal amount resulting from such redemption.

SECTION 3.09. Special Mandatory Redemption. The Escrow Issuer shall redeem the Notes, in whole but not in part, at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date (such redemption, a “Special Mandatory Redemption”) if (x) by July 1, 2016 the Escrow Agent and the Trustee have not received the Escrow Release Officers’ Certificate or (y) at any time prior to the Escrow Release, (i) the Escrow Issuer notifies the Trustee in writing that the Board of Directors of Manitowoc ParentCo has determined, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Manitowoc ParentCo or its shareholders or is otherwise not advisable and that Manitowoc ParentCo will not pursue the completion of the Spin-Off, (ii) Manitowoc ParentCo, in its sole discretion, publicly announces that it will not pursue the completion of the Spin-Off or (iii) the Escrow Issuer notifies the Trustee in writing that the Escrow Release Conditions cannot be satisfied on or prior to the Escrow End Date (the earliest of any such date, the “Trigger Date”). In the event of a Special Mandatory Redemption, the Escrow Issuer will cause a notice of special mandatory redemption to be mailed by first-class mail to each Holder at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC promptly, but in any event not later than one Business Day after the Trigger Date, which notice shall provide for the redemption of the Notes on the date (the “Special Mandatory Redemption Date”) that is five Business Days after the date of provision of such notice.

Upon the occurrence of a Special Mandatory Redemption, the Escrow Agent shall, upon written direction from the Escrow Issuer, release the Escrowed Property (including investment earnings thereon and proceeds thereof) to the Trustee and the Trustee shall pay the amounts to the Paying Agent for payment to the Holders of the Notes in redemption of the Notes as set forth in the preceding paragraph. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee or a Paying Agent on or before such Special Mandatory Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate. On the Special Mandatory Redemption Date, the Trustee will pay to the Escrow Issuer any Escrowed Property in excess of the amount necessary to effect the Special Mandatory Redemption.

SECTION 3.10. Mandatory Redemption. Except as set forth in Section 3.09, the Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes. The Issuer shall pay the principal of, Additional Interest, if any, and interest on the Notes on or before 11:00 a.m. (New York City time) one (1) Business Day prior to the dates due for such payments and in the manner provided in the Notes and this Indenture. An installment of principal, Additional Interest, if any, or interest shall be considered paid on the date due if the Trustee or Paying Agent (other than the Issuer, a Subsidiary of the Issuer, or any Affiliate of any of them) holds on that date money designated for and sufficient to pay the installment. Upon a bankruptcy or reorganization procedure relative to the Issuer, the Trustee shall serve as the Paying Agent, if any, for the Notes.

The Issuer shall pay interest on overdue principal, Additional Interest, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum then borne upon the Notes.

The Issuer will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

SECTION 4.02. Maintenance of Office or Agency. The Issuer shall maintain the offices and agencies specified in Section 2.04.

SECTION 4.03. Limitation on Incurrence of Additional Indebtedness.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Issuer and the Guarantors may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Issuer that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Issuer is greater than 2.0 to 1.0.

(b) The limitations set forth in clause (a) above will not apply to each of the following, without duplication (collectively, “Permitted Indebtedness”):

(1) Indebtedness under the Notes issued on the Issue Date (including the related Guarantees) and any Exchange Notes in respect thereof (including any related guarantees thereof);

(2) Indebtedness incurred pursuant to Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $1,550,000,000 (i) less the amount of all mandatory principal payments actually made by the Issuer or any Restricted Subsidiary with the Net Cash Proceeds from Asset Sales in respect of the term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a replaced Credit Facility); and (ii) reduced by any mandatory permanent repayments of revolving loans made by the Issuer thereunder (which are accompanied by a corresponding permanent commitment reduction) with the Net Cash Proceeds from Asset Sales (excluding any such payments and commitment reductions to the extent refinanced at the time of payment under a replaced Credit Agreement);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries (which, for purposes of this clause (3), shall refer to the Foodservice Business) outstanding on the Issue Date (other than Indebtedness under clause (1) and (2) above) (including any amendments or replacements thereof that do not increase the principal amount) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

(4) Interest Swap Obligations of the Issuer or any of its Restricted Subsidiaries covering Indebtedness of the Issuer or such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Issuer and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred without violation of this Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed, at the time of the incurrence thereof, the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness of a Restricted Subsidiary of the Issuer to the Issuer, to a Guarantor or to another Wholly Owned Restricted Subsidiary of the Issuer for so long as such Indebtedness is held by the Issuer, such Guarantor, such Wholly Owned Restricted Subsidiary or the holders of a Lien permitted under this Indenture, in each case subject to no Lien held by a Person other than the Issuer, a Guarantor, such Wholly Owned Restricted Subsidiary or holders of a Lien permitted under this Indenture; provided that if as of any date any Person other than the Issuer, a Guarantor, a Wholly Owned Restricted Subsidiary of the Issuer or the holder of a Lien permitted under this Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (6);

(7) Indebtedness of the Issuer to a Wholly Owned Restricted Subsidiary of the Issuer for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Issuer or the holders of a Lien permitted under this Indenture, in each case subject to no Lien other than a Lien permitted under this Indenture; provided that (a) any Indebtedness of the Issuer to any Wholly Owned Restricted Subsidiary of the Issuer that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s obligations under this Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Issuer or the holders of a Lien permitted under this Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Issuer pursuant to this clause (7);

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four Business Days of incurrence;

(9) Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, the purchase of goods or similar requirements in the ordinary course of business;

(10) Indebtedness represented by guarantees by the Issuer or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under this Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with Section 4.12 to the extent applicable;

(11) Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(12) Indebtedness of the Issuer or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(13) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $20.0 million at any one time outstanding;

(14) Indebtedness of Foreign Restricted Subsidiaries of the Issuer in an aggregate principal amount not to exceed $50.0 million under lines of credit to any such Foreign Restricted Subsidiary from Persons other than the Issuer or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Restricted Subsidiary’s working capital and other general corporate purposes;

(15) Indebtedness that may be deemed to exist pursuant to the Factoring Agreements and Indebtedness by a Securitization Entity in a Qualified Securitization Transaction that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any of its Restricted Subsidiaries; provided that any amounts incurred under this clause (15) in excess of $50.0 million will reduce the amounts available for borrowing under clause (2) above in an equal amount;

(16) Indebtedness of the Issuer evidenced by commercial paper issued by the Issuer; provided that the aggregate outstanding principal amount of Indebtedness incurred pursuant to clause (2) above and this clause (16) does not exceed the maximum amount of Indebtedness permitted under clause (2) above;

(17) Refinancing Indebtedness;

(18) [reserved]; and

(19) additional Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate principal amount not to exceed $100.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under Credit Facilities).

For purposes of determining any particular amount of Indebtedness under this Section 4.03, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Section 4.03, in the event that all or a portion of an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (b)(1) through (b)(19) above or is permitted to be incurred pursuant to Section 4.03(a), the Issuer shall, in its sole discretion, classify (or later reclassify) such item or portion of such item of Indebtedness in any manner that complies with this Section 4.03, except that Indebtedness outstanding under the Credit Agreement on the Distribution Date shall be deemed to have been incurred on the Distribution Date under clause (2) above and may not be reclassified. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 4.03.

(c) The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 4.04. Activities Prior to Escrow Release.

(a) Prior to the consummation of the Escrow Merger, the Escrow Issuer’s primary activities will be restricted to issuing the Notes, issuing capital stock to, and receiving capital contributions from, Manitowoc Foodservice, performing its obligations in respect of the Notes under this Indenture and the Escrow Agreement, consummating the Transactions and the Escrow Release, redeeming the Notes as set forth in Section 3.09 and conducting such other activities as are necessary or appropriate to carry out the activities described above. Prior to the consummation of the Spin-Off, the Escrow Issuer will not own, hold or otherwise have any interest in any assets other than the Escrow Account, cash and Cash Equivalents. The Escrow Issuer shall be an “Unrestricted Subsidiary” under the Credit Facilities.

(b) Prior to the consummation of the Spin-Off, the Escrow Issuer and its Subsidiaries, if any, shall not engage in any business activity or enter into any transaction or agreement (including, without limitation, making any restricted payment, incurring any debt, incurring any Liens (except in favor of the Holders of the Notes, the Trustee or the Escrow Agent), entering into any merger, consolidation or sale of all or substantially all of its assets or engaging in any transaction with its Affiliates) except as is necessary to effectuate the Transactions substantially in accordance with the description of the Transactions set forth in the Offering Circular, together with such amendments, modifications and waivers in connection therewith that are not, individually or in the aggregate, materially adverse to the Holders of the Notes.

SECTION 4.05. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Issuer) on or in respect of shares of the Issuer’s Capital Stock to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, earlier than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) the Issuer is not able to incur at least $1.00 of additional Indebtedness in compliance with Section 4.03(a); or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the first day of the fiscal quarter of the Issuer during which the Spin-Off is consummated (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Issuer) shall exceed the sum of:

(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned subsequent to the first day of the fiscal quarter of the Issuer during which the Spin-Off is consummated and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net cash proceeds received by the Issuer from any Person (other than a Subsidiary of the Issuer) from the issuance and sale subsequent to the first day of the fiscal quarter of the Issuer during which the Spin-Off is consummated and on or prior to the Reference Date of Qualified Capital Stock of the Issuer; plus

(y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Issuer from a holder of the Issuer’s Capital Stock (excluding, in the case of this clause and clause (iii)(x), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with Section 3.01(c)); plus

(z) without duplication, the sum of:

(1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the first day of the fiscal quarter of the Issuer during which the Spin-Off is consummated whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Issuer); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (except to the extent the Investment constituted a Permitted Investment), the fair market value of such Subsidiary;

provided, however, that the sum of subclauses (z)(1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the first day of the fiscal quarter of the Issuer during which the Spin-Off is consummated.

(b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Issuer, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Issuer) of shares of Qualified Capital Stock of the Issuer;

(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Issuer or a Guarantor that is subordinate or junior in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Issuer) of (a) shares of Qualified Capital Stock of the Issuer or (b) Refinancing Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, repurchases by the Issuer of Common Stock of the Issuer (or options or warrants to purchase such Common Stock) from directors, officers and employees of the Issuer or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such directors, officers or employees, in an aggregate amount not to exceed $2.5 million in any calendar year;

(5) if no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an amount not to exceed $25.0 million;

(6) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor, in each case at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(7) in the event of an Asset Sale that requires the Issuer to offer to repurchase Notes pursuant to Section 4.10, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor, in each case at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, plus accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer has made an offer with respect to the Notes pursuant to Section 4.10 and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Indebtedness may not exceed the amount of the Net Cash Proceeds remaining after the Issuer has complied with Section 4.10(a)(3);

(8) repurchases of Common Stock deemed to occur upon the exercise of stock options if the Common Stock represents a portion of the exercise price thereof; and

(9) any Restricted Payment attributable to, or arising or made in connection with or as part of, the Transactions and the fees and expenses related thereto as described in the Form 10.

In determining the aggregate amount of Restricted Payments made subsequent to the first day of the fiscal quarter of the Issuer during which the Spin-Off is consummated in accordance with Section 4.05(a)(iii), amounts expended pursuant to Section 4.05(b)(1), (2)(ii), 3(ii)(a), (4), (5), (6) and (7) shall be included in such calculation.

SECTION 4.06. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Issuer shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuer to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary of the Issuer; or

(3) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary of the Issuer,

in each case except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the Notes and the related Guarantees, this Indenture, the Exchange Notes and the related guarantees, and the Escrow Agreement;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Issuer;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) contractual encumbrances or restrictions (i) in effect on the Issue Date or (ii) in effect on the Distribution Date on substantially the terms described in the Offering Circular, including those arising under the Credit Facilities and any related documentation;

(f) the Credit Agreement or an agreement governing other Pari Passu Indebtedness permitted to be incurred under this Indenture; provided that, with respect to any agreement governing such other Pari Passu Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Issuer in any material respect as determined by the Board of Directors of the Issuer in its reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(i) restrictions imposed by agreements governing obligations of Foreign Restricted Subsidiaries which are permitted under this Indenture;

(j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(k) any Purchase Money Note or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(l) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

(m) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) and (d) through (l) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreements are no less favorable to the Issuer in any material respect as determined by the Board of Directors of the Issuer in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b) and (d) through (l) above.

SECTION 4.07. Limitation on Preferred Stock of Restricted Subsidiaries. The Issuer shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Issuer or to a Wholly Owned Restricted Subsidiary of the Issuer) or permit any Person (other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer) to own any Preferred Stock of any Restricted Subsidiary of the Issuer that is not a Guarantor.

SECTION 4.08. Limitation on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under Section 4.08(b) and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary; provided that (i) if any such Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) involves aggregate payments or other property with a fair market value in excess of $10.0 million, the Issuer or such Restricted Subsidiary, as the case may be, shall file with the Trustee an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.08 and (ii) if any such Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) involves aggregate payments or other property with a fair market value in excess of $35.0 million, the Issuer or such Restricted Subsidiary, as the case may be, shall file with the Trustee a Board Resolution of the Board of Directors of the Issuer or such Restricted Subsidiary, as the case may be, set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.08 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer or such Restricted Subsidiary, as the case may be.

(b) The restrictions set forth in Section 4.08(a) shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer as determined in good faith by the Issuer’s Board of Directors or senior management;

(2) transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by this Indenture;

(3) (A) any agreement or arrangement as in effect as of the Issue Date (or transactions pursuant thereto), (B) any other agreements or arrangements (or transactions pursuant thereto) as in effect on the Distribution Date (including the Spin-Off Documents) or pursuant to or in connection with the Spin-Off Documents (including the Transactions) or (C) any amendment, modification or supplement to the agreements referenced in clause (A) or (B) above or any replacement thereof, so long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced, are not more disadvantageous to the Holders when taken as a whole in any material respect compared to the applicable agreements or arrangements as in effect on the Issue Date or as described in the Offering Circular, as applicable, as determined in good faith by the Issuer;

(4) Restricted Payments or Permitted Investments permitted by this Indenture;

(5) transactions between the Issuer or any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by this Indenture;

(6) prior to the Spin-Off, (A) any cash management transactions or related transactions between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Manitowoc ParentCo or any of its other Subsidiaries, on the other hand, (B) any cancellation of Indebtedness, intercompany accounts, balances, credits or debits between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Manitowoc ParentCo or any of its other Subsidiaries, on the other hand, and (C) any other transactions between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Manitowoc ParentCo or any of its other Subsidiaries, on the other hand, in each case under this clause (C) in the ordinary course of business; and

(7) the Transactions, in each case as disclosed in the Offering Circular, and the payment of all fees, expenses, bonuses and awards related thereto.

SECTION 4.09. Limitation on Liens. The Issuer shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the notes or Guarantees, as the case may be, are equally and ratably secured, except for:

(a) Liens existing as of the Issue Date, to the extent and in the manner such Liens are in effect on the Issue Date;

(b) (i) Liens securing existing or future borrowings under Credit Facilities incurred pursuant to clause (2) of the definition of “Permitted Indebtedness,” (ii) Liens securing Indebtedness incurred pursuant to Section 4.03(a); provided that, with respect to this sub-clause (ii), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.00 to 1.00 and (iii) Liens securing Indebtedness incurred pursuant to clause (19) of the definition of “Permitted Indebtedness”;

(c) Liens securing the Notes and the Guarantees;

(d) Liens of the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer on assets of any Restricted Subsidiary of the Issuer and Liens on assets of the Issuer in favor of a Wholly Owned Restricted Subsidiary that is a Guarantor;

(e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under this Indenture and that has been incurred without violation of this Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders, in each case in any material respect, with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any categories of property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(f) Permitted Liens.

SECTION 4.10. Limitation on Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Issuer’s Board of Directors);

(2) at least 75% of the consideration received by the Issuer or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition. For purposes of this clause (2), each of the following shall be deemed to be cash:

(A) any liabilities, as shown on the most recent consolidated balance sheet of the Issuer or any Restricted Subsidiary (or would be shown on such consolidated balance sheet as of the date of such Asset Sale), other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee, or any Guarantees of Indebtedness of Persons other than the Issuer or any Restricted Subsidiary, that are assumed by the person acquiring such assets to the extent that the Issuer and its Restricted Subsidiaries have no further liability with respect to such liabilities;

(B) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 90 days after receipt; and

(C) any Designated Non-Cash Consideration received by the Issuer or its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding in the aggregate, not to exceed the greater of (i) $25.0 million and (ii) 1.0% of the Issuer’s Consolidated Total Assets, in each case at the time of receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration measured at the time received and without giving effect to subsequent changes in value;

(3) upon the consummation of an Asset Sale, the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(A) to permanently reduce Indebtedness (x) under any Credit Facility and in the case of any such Indebtedness under any revolving credit facility effect a permanent reduction in the availability under such revolving credit facility (provided, however that, if there shall not be any term loan indebtedness outstanding under any Credit Facility, in the case of such Indebtedness under any revolving credit facility such prepayment shall not be required to effect a permanent reduction in the availability under such revolving credit facility) or (y) of a Subsidiary that does not guarantee the Notes;

(B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Issuer and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”); provided that, in the case of this clause (B), a binding commitment shall be treated as a permanent application of the Net Cash Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute part of the Net Proceeds Offer Amount if not otherwise applied as provided above within 365 days of the receipt of such Net Cash Proceeds; or

(C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

(b) On the 366th day (or, in the event of an Acceptable Commitment, the 546th day) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Issuer or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in Sections 4.10(a)(3)(A), (3)(B) and (3)(C) (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in Sections 4.10(a)(3)(A), (3)(B) and (3)(C) or the last proviso of this paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Issuer or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of Notes and Pari Passu Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10.

(c) The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this Section 4.10(c)).

(d) In the event of the transfer of substantially all (but not all) of the property and assets of the Issuer and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01, which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Issuer and its Restricted Subsidiaries not so transferred for purposes of this Section 4.10 and shall comply with the provisions of this Section 4.10 with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Issuer or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.10.

(e) Notwithstanding Sections 4.10(a) and 4.10(b), the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such Sections to the extent that:

(1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2) such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Issuer or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this Section 4.10(e) shall constitute Net Cash Proceeds subject to the provisions of Sections 4.10(a) and 4.10(b).

(h) Each Net Proceeds Offer will be sent to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee,

and shall comply with the procedures set forth in this Indenture. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer. Such notice shall state:

(1) that the Net Proceeds Offer is being made pursuant to this Section 4.10 and that (subject to the provisions hereof) all Notes tendered will be accepted for payment;

(2) the purchase price (including the amount of accrued interest and Additional Interest, if any) and the purchase date (which shall be the Net Proceeds Offer Payment Date);

(3) that any Note not tendered will continue to accrue interest and Additional Interest, if any, if interest is then accruing;

(4) that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest and Additional Interest, if any, after the Net Proceeds Offer Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Net Proceeds Offer Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the second Business Day preceding the Net Proceeds Offer Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7) the circumstances and relevant facts regarding such Net Proceeds Offer.

(i) Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis (based on amounts tendered) in an aggregate amount equal to the Net Proceeds Offer Amount (if any). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

(j) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

SECTION 4.11. Repurchase of Notes upon a Change of Control.

(a) Upon the occurrence of a Change of Control (other than in connection with the Spin-Off), each Holder will have the right to require that the Issuer purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Issuer must send a written notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which (unless otherwise required by law) must be no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.11 and that all Notes tendered will be accepted for payment;

(2) the purchase price (including the amount of accrued interest and Additional Interest, if any) and the purchase date (which shall be no earlier than the Change of Control Payment Date);

(3) that any Note not tendered will continue to accrue interest and Additional Interest, if any, if interest is then accruing;

(4) that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if any, after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to (A) surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date and (B) if the Note is a Global Note, to comply with applicable DTC procedures;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) the circumstances and relevant facts regarding such Change of Control.

(b) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue thereof.

Notwithstanding anything to the contrary in this Section 4.11, the Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.11 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

SECTION 4.12. Additional Subsidiary Guarantees. If any existing or future Domestic Restricted Subsidiary shall, after the Issue Date, guarantee any Indebtedness of the Issuer or a Guarantor, then the Issuer shall cause such Domestic Restricted Subsidiary to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth in this Indenture; and

(2) deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture until such Domestic Restricted Subsidiary is released from its Guarantee as provided in this Indenture.

For the avoidance of doubt, as of the Escrow Release Date the Initial Guarantors shall each provide an unconditional Guarantee, on a joint and several basis, of the full and prompt payment of the principal, premium, if any, interest and Additional Interest, if any, on the Notes and all other obligations under this Indenture pursuant to the Escrow Release Date Supplemental Indenture.

SECTION 4.13. Existence. Subject to Article Five of this Indenture, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each Restricted Subsidiary in accordance with the respective organizational documents of the Issuer and each Restricted Subsidiary and the rights (whether pursuant to charter, partnership certificate, agreement, statute or otherwise), material licenses and franchises of the Issuer and each Restricted Subsidiary; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole.

SECTION 4.14. Payment of Taxes and Other Claims. The Issuer shall pay or discharge and shall cause each of its Restricted Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon (a) the Issuer or any such Restricted Subsidiary, (b) the income or profits of any such Restricted Subsidiary which is a corporation or (c) the property of the Issuer or any such Restricted Subsidiary and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Issuer or any such Restricted Subsidiary; provided that neither the Issuer nor any such Restricted Subsidiary shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

SECTION 4.15. Reports to Holders. Whether or not required by the rules and regulations of the Commission, from and after the Escrow Release Date, so long as any Notes are outstanding, the Issuer shall furnish to the Trustee and Holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer, if any) and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports,

in each case within the time periods specified in the Commission’s rules and regulations.

Notwithstanding the foregoing, such requirements shall be deemed satisfied for any particular period or report prior to the Distribution Date (1) by the filing of the Form 10 with the SEC in connection with the Transactions, and any amendments thereto, with such financial information that satisfies Regulation S-X, subject to exceptions consistent with the presentation of financial information in the Offering Circular, to the extent filed within the times specified above, or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on the Issuer’s website and providing such reports to the Trustee within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, with such financial information (including a “Management’s discussion and analysis of results of operations and financial condition” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Circular, to the extent filed within the times specified above.

In addition, after the Distribution Date, whether or not required by the rules and regulations of the Commission, the Issuer shall file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it shall furnish to the Holders, the Trustee and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Any financial statement or other material required to be furnished to the Trustee or the Holders of notes will be deemed to have been furnished to the Holders on the date that an electronic copy of such financial statement or other material is available to the Holders on the website of the Commission at http://www.sec.gov; provided that the Issuer will furnish paper copies of such financial statements and other materials to any Holder that requests, by notice to the Issuer, that the Issuer do so, until the Issuer receives notice from such Holder to cease delivering such paper copies.

The Trustee shall have no responsibility whatsoever to determine if any such filings have taken place, provided, however, that the Issuer shall promptly notify the Trustee in writing whenever it shall have made such filings with the Commission. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.16. Conduct of Business. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any businesses that are not the same, similar or reasonably related to the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

SECTION 4.17. Waiver of Stay, Extension or Usury Laws. Each of the Issuer and any Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer or such Guarantor from paying all or any portion of the principal of, premium, if any, interest or Additional Interest, if any, on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each of the Issuer and any Guarantor hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.18. Compliance Certificates.

(a) The Issuer shall deliver to the Trustee within 90 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2016, an Officers’ Certificate (which shall be signed by the Chief Financial Officer of the Issuer) stating (i) that a review has been conducted of the activities of the Issuer and its Restricted Subsidiaries under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and (ii) that, to the best knowledge of the Officer signing such certificate, the Issuer has kept, observed, performed and fulfilled each and every covenant and condition contained in this Indenture and is not in default in the performance or observance (without regard to any grace period or notice requirements) of any of the terms, provisions, conditions and covenants hereof (or, if a Default or Event of Default shall have occurred, specifying each such Default or Event of Default and describing its status and what action the Issuer is taking or proposes to take with respect thereto).

(b) The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, promptly after any Officer of the Issuer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.19. Maintenance of Properties. The Issuer shall cause all material properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order (ordinary wear and tear and damage by casualty excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.19 shall prevent the Issuer from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

SECTION 4.20. Insurance . The Issuer shall maintain, and shall cause its Restricted Subsidiaries to maintain, insurance with carriers believed by the Issuer to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Issuer believes are customarily carried by similar businesses, of similar size, including as appropriate general liability, property and casualty loss and interruption of business insurance.

SECTION 4.21. Changes in Covenants when Notes Rated Investment Grade. Beginning on the date following the Distribution Date that:

(a) the Notes have an Investment Grade Rating; and

(b) no Default or Event of Default shall have occurred and be continuing,

and ending on the date (the “Reversion Date”) that either Rating Agency ceases to have an Investment Grade Rating on the Notes (such period of time, the “Suspension Period”), the following Sections of this Indenture will no longer be applicable to the Notes:

(1) Section 4.03;

(2) Section 4.05;

(3) Section 4.06;

(4) Section 4.08;

(5) Section 4.10; and

(6) Section 5.01(a)(2).

During a Suspension Period, the Issuer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to and permitted under the Consolidated Fixed Charge Coverage Ratio or one of the clauses set forth in the definition of “Permitted Indebtedness” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent any Indebtedness would not be permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or any of the clauses set forth in the definition of “Permitted Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Permitted Indebtedness under clause (3) of the definition of “Permitted Indebtedness” and permitted to be refinanced under clause (17) of the definition of “Permitted Indebtedness.”

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments Section 4.05 will be made as though Section 4.05 had been in effect during the entire period of time after the Issue Date (including the Suspension Period) and all Restricted Payments made during the Suspension Period not otherwise permitted pursuant to Section 4.05(b) will reduce the amount available to be made as Restricted Payments under Section 4.05(a)(iii). In addition, for purposes of Section 4.08, all agreements, arrangements and transactions entered into by the Issuer or any of its Restricted Subsidiaries with an Affiliate of the Issuer during the applicable Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 4.06, all contracts entered into during the applicable Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by Section 4.06 will be deemed to have been existing on the Issue Date.

Notwithstanding the fact that covenants suspended during a Suspension Period may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the covenants during the Suspension Period or at the time the covenants are reinstated.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. Merger, Consolidation and Sale of Assets.

(a) The Issuer shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and the Issuer’s Restricted Subsidiaries), whether as an entirety or substantially as an entirety (for the avoidance of doubt, other than the Transactions), to any Person unless:

(1) either:

(A) the Issuer shall be the surviving or continuing corporation; or

(B) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer and of the Issuer’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the Notes is a corporation;

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Issuer to be performed or observed; and

(z) shall expressly assume, by joinder agreement substantially in the form annexed to the Registration Rights Agreement, all of the obligations of the Issuer, if applicable, under the Registration Rights Agreement;

(2) immediately after giving effect to such transaction and the assumption contemplated by Section 5.01(a)(1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a);

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by Section 5.01(a)(1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Issuer or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture and relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(b) Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with Section 5.01(a) in which the Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture and the Notes with the same effect as if such surviving entity had been named as such and all financial information and reports required by this Indenture shall be provided by and for such Surviving Entity.

(c) Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and this Indenture in connection with any transaction complying with Section 4.10) shall not, and the Issuer shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Issuer or any other Guarantor (for the avoidance of doubt, excluding the Transactions) unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on its Guarantee;

(3) such entity assumes by joinder agreement, substantially in the form annexed to the Registration Rights Agreement, all of the obligations of such Guarantor, if applicable, under the Registration Rights Agreement;

(4) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Issuer could satisfy Section 5.01(a)(2).

Any merger or consolidation of a Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Issuer need only comply with Section 5.01(a)(4).

Notwithstanding the foregoing, the Escrow Merger and the transactions contemplated by the Spin-Off as described in the Form 10 shall be permitted under this Indenture.

SECTION 5.02. Successor Substituted. In the event of a sale, assignment, transfer, conveyance or other disposition (other than a lease) described in and complying with the conditions listed in Section 5.01 in which the Issuer is not the Surviving Entity and the Surviving Entity assumes all the obligations of the Issuer under the Notes and this Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under such agreements and the Issuer shall be discharged from its obligations under the Notes and this Indenture.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default.

(a) The following events are defined as “Events of Default”:

(1) the failure to pay interest or Additional Interest (as required by the Registration Rights Agreement) on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer and the failure to make a payment upon a required redemption pursuant to Section 3.09) on the date specified for such payment in the applicable offer to purchase;

(3) a default in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 45 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Issuer or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $25.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Issuer or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) the Issuer or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law,

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(iv) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any of its Significant Subsidiaries as debtor in an involuntary case,

(ii) appoints a Custodian of the Issuer or any of its Significant Subsidiaries or a Custodian for all or substantially all of the assets of the Issuer or any Restricted Subsidiary, or

(iii) orders the liquidation of the Issuer or any of its Significant Subsidiaries, and in each case, the order or decree remains unstayed and in effect for 60 days; or

(8) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

(b) If an Event of Default (other than an Event of Default specified in Section 6.01(a)(6) or 6.01(a)(7) above with respect to the Issuer) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest and Additional Interest (if any) on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee (if sent by the Holders) specifying the applicable Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in Section 6.01(a)(6) or 6.01(a)(7) above with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest (if any) on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration with respect to the Notes as described in Section 6.01(b), the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuer has paid the Trustee compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(a)(6) or 6.01(a)(7), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the Notes may waive any existing Default or Event of Default under this Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture and under the TIA. Subject to the provisions of this Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Notwithstanding anything to the contrary set forth herein, no provision of this Indenture shall prevent the completion of any of the Transactions, nor shall the Transactions give rise to any Default or impair or reduce the availability or constitute the utilization of any basket or other exceptions (other than any such baskets or other exceptions that expressly refer to the Transactions or the Spin-Off) in the covenants under this Indenture or the Notes. Notwithstanding anything to the contrary set forth herein, no provision of this Indenture shall restrict the transactions described in Section 4.08(b)(6)(A) and (B), in each case entered into in the ordinary course of business.

SECTION 6.02. Notice of Defaults . The Trustee shall, within 90 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with Section 5.01, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. Holders of the Notes may not enforce this Indenture or the Notes except as provided in Sections 6.02, 6.05, 6.06 and 6.07.

SECTION 6.04. Waiver of Past Defaults. Subject to Sections 6.02, 6.07 and 9.02, the Holders of at least a majority in aggregate principal amount of the outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on any Note as specified in clause (a) or (b) of Section 6.01 which cannot be waived without the consent of the Holder of such Note or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

SECTION 6.05. Control by Majority. Subject to Section 7.02(e), the Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 6.06. Limitation on Suits. A Holder may not pursue any proceeding, judicial or otherwise, with respect to this Indenture and the Notes or for the appointment of a receiver or trustee, or for any other remedy hereunder unless:

(i) the Holder gives the Trustee written notice of a continuing Event of Default;

(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(iv) the Trustee does not comply with the request within 15 days after receipt of the request and the offer of indemnity; and

(v) during such 15-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to any grace period specified in Section 6.01(a) and only with respect to the amount of such missed payment).

For purposes of Section 6.05 and this Section 6.06, the Trustee shall comply with TIA Section 316(a) in making any determination of whether the Holders of the required aggregate principal amount of outstanding Notes have concurred in any request or direction of the Trustee to pursue any remedy available to the Trustee or the Holders with respect to this Indenture and the Notes or otherwise under the law.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder (it being understood that the Trustee shall have no responsibility to determine whether or not any action or inaction is prejudicial to a Holder).

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal amount of, interest or Additional Interest, if any, on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default in payment of principal, premium or interest specified in clause (1) or (2) of Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor of the Notes for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal and premium and, to the extent that payment thereof is lawful, interest on overdue installments of interest in each case at the rate specified in the Notes, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor of the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. If the Trustee collects any money pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee for all amounts due under Section 7.07 and any receiver, manager, administrative receiver, liquidator or agent appointed subject to this Indenture;

Second: to Holders for amounts then due and unpaid for principal of, premium, if any, interest and Additional Interest, if any, on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal, premium, if any, interest and Additional Interest, if any, respectively; and

Third: to the Issuer or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Issuer, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes in Section 2.08, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. General. The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein. The Trustee undertakes to perform such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee. Notwithstanding the foregoing, no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it. Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article Seven.

SECTION 7.02. Certain Rights, Duties and Responsibilities of Trustee.:

(a) if any Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs;

(b) the Trustee may conclusively rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document;

(c) before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel, which shall conform to the certificate or opinion described in Section 13.02 or Section 13.03, as the case may be. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(d) the Trustee may consult with and act through attorneys and agents of its selection and the advice of such attorneys and agents shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders of the requisite percentage in principal amount of the outstanding Notes required by this Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(g) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed), in the absence of bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon an Officers’ Certificate or an Opinion of Counsel furnished to it and conforming with the requirements of this Indenture; but in the case of any such Officers’ Certificate or Opinion of Counsel which by provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(h) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;

(i) the Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification, or obtained actual knowledge;

(j) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(k) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, whether as Agent or otherwise, and to each agent, custodian and other Person employed to act hereunder;

(l) the Trustee may request that the Issuer deliver an officer’s certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which officer’s certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;

(m) the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received from the Issuer or the Holders of at least 25% of the aggregate principal amount of the Notes by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture;

(n) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder; and

(o) in no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.03. Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10. However, the Trustee is subject to TIA Sections 310(b) and 311.

SECTION 7.04. Trustee’s Disclaimer. The Trustee (a) makes no representation as to the validity, accuracy or adequacy of this Indenture, any offering materials or the Notes, (b) shall not be accountable for the Issuer’s use or application of the proceeds from the Notes and (c) shall not be responsible for any statement in the Notes other than its certificate of authentication.

SECTION 7.05. Notice of Default. If any Default or any Event of Default occurs and is continuing and if such Default or Event of Default is actually known to a Responsible Officer of the Trustee, the Trustee shall send to each Holder in the manner and to the extent provided in TIA Section 313(c) notice of the Default or Event of Default within 90 days after it occurs, unless such Default or Event of Default has been cured; provided, however, that, except in the case of a default in the payment of the principal of, premium, if any, interest, if any, on any Note, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders. The Issuer shall give the Trustee notice of any uncured Default or Event of Default within 30 days after any Officer of the Issuer becomes aware of or receives actual notice of such Event of Default.

SECTION 7.06. Reports by Trustee to Holders. Within 60 days after each May 15 following initial issuance, beginning with May 15, 2016 the Trustee shall mail to each Holder as provided in TIA Section 313(c) a brief report dated as of such reporting date, if required by TIA Section 313(a). The Trustee also shall comply with Section 313(b) of the TIA.

SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee such compensation as shall be agreed upon in writing for its services hereunder. The compensation of the Trustee shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses and advances incurred or made by the Trustee in each of its capacities hereunder. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify the Trustee, in each of its capacities, and any successor of the Trustee, in each of its capacities, for, and hold it harmless against, any and all claims, damages, losses, costs, liability or expense (including, without limitation, the reasonable fees and expenses of its counsel and advisors) and taxes (other than taxes based on the income of the Trustee) incurred by it without negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Indenture and its duties under this Indenture and the Notes and the exercise of its rights and powers under this Indenture, including the costs and expenses of defending itself against any claim or liability (whether asserted by the Issuer, any Holder or any other Person) and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture and the Notes and the exercise of the rights of the Trustee thereunder. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of and interest on particular Notes.

If the Trustee incurs expenses or renders services after the occurrence of an Event of Default specified in Sections 6.01(a)(6) and/or 6.01(a)(7), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services will be intended to constitute expenses of administration under Bankruptcy Law or any applicable foreign, federal or state law for the relief of debtors.

The provisions of this Section 7.07 shall survive the termination of this Indenture, payment of the Notes and/or the removal or resignation of the Trustee.

SECTION 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign at any time by so notifying the Issuer in writing at least 30 days prior to the date of the proposed resignation. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the prior written consent of the Issuer. The Issuer may remove the Trustee by a Board Resolution if: (a) the Trustee is no longer eligible under Section 7.10; (b) the Trustee is adjudged a bankrupt or an insolvent; (c) a receiver or other public officer takes charge of the Trustee or its property; or (d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in aggregate principal amount of the outstanding Notes may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately after the delivery of such written acceptance, subject to the lien provided in Section 7.07, (i) the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, (ii) the resignation or removal of the retiring Trustee shall become effective and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

If the Trustee is no longer eligible under Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Issuer shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligation under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein.

SECTION 7.10. Eligibility. This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

SECTION 7.11. Money Held in Trust. The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article Eight.

SECTION 7.12. Withholding Taxes. The Paying Agent, as agent for the Issuer, shall exclude and withhold from each payment of principal and interest and other amounts due hereunder or under the Notes any and all withholding taxes applicable thereto as required by law, as directed in writing by the Issuer. The Paying Agent agrees to act as such withholding agent and, in connection therewith, whenever any present or future taxes or similar charges are required to be withheld with respect to any amounts payable in respect of the Notes, to withhold such amounts, as directed in writing by the Issuer, and timely pay the same to the appropriate authority, as directed in writing by the Issuer, in the name of and on behalf of the Holders of the Notes, and to file any necessary withholding tax returns or statements when due. The Issuer shall, as promptly as possible after the payment of the taxes described above, deliver to each Holder of a Note documentation in form satisfactory to the Issuer showing the payment thereof, together with such additional documentary evidence as such Holders may reasonably request from time to time.

SECTION 7.13. Trustee’s Application for Instructions from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such actions shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.14. Appointment of Co-Trustee.

(a) Notwithstanding any other provisions of this Indenture, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Notes may at the time be located, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the Notes, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, such title to the Notes, or any part hereof, and subject to the other provisions of this Section 7.14, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No notice to Holders of the appointment of any co-trustee or separate trustee shall be required.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act) except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified or it shall be unreasonably burdensome for the Trustee to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Notes or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven. Each separate trustee and co-trustee, upon its acceptance of the appointment, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, until the appointment of a new trustee or successor to such separate or co-trustee.

SECTION 7.15. Escrow Authorization. Each Holder, by its acceptance of a Note, (i) consents and agrees to the terms of the Escrow Agreement, including documents related thereto, as the same may be in effect or may be amended from time to time in writing by the parties thereto (provided that no amendment that would materially adversely affect the rights of the Holders may be effected without the consent of the Holders of a majority of the aggregate principal amount of the Notes then outstanding), and (ii) authorizes and directs the Trustee to enter into the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interest contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purpose herein expressed. The Issuer shall take, or shall cause to be taken, any and all actions reasonably required to cause the Escrow Agreement to create and maintain, as security for the obligations of the Issuer under this Indenture and the Notes as provided in the Escrow Agreement, valid and enforceable first priority perfected Liens in and on all of the Escrowed Property, in favor of the Trustee for its benefit and for the benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other Liens.

ARTICLE EIGHT

DISCHARGE OF INDENTURE

SECTION 8.01. Termination of Issuer’s Obligations. Except as otherwise provided in this Section 8.01, the Issuer may terminate its and the Guarantors’ obligations under this Indenture and the Notes if:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Additional Interest, if any, on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer has paid all other sums payable under this Indenture by the Issuer; and

(3) the Issuer, upon request for written acknowledgment of such satisfaction and discharge, has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

With respect to the foregoing clause (1), the Issuer’s and the Guarantors’ obligations under Sections 7.07 and 14.08 shall survive such satisfaction and discharge. With respect to the foregoing clause (2), the Issuer’s and the Guarantors’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.10, 2.13, 4.01, 4.02, 4.13, 7.07, 7.08, 8.05, 8.06 and 14.08 shall survive until the Notes are no longer outstanding. Thereafter, only the Issuer’s and the Guarantors’ obligations in Sections 7.07, 8.05, 8.06 and 14.08 shall survive. After any such irrevocable deposit, the Trustee upon written request of the Issuer shall acknowledge in writing the discharge of the Issuer’s and the Guarantors’ obligations under the Notes and this Indenture, except for those surviving obligations specified above.

SECTION 8.02. Defeasance and Discharge of Indenture. The Issuer will be deemed to have paid and will, together with the Guarantors, be discharged from any and all obligations in respect of this Indenture and the Notes on the date of the deposit referred to in clause (A) of this Section 8.02, and the provisions of this Indenture will no longer be in effect with respect to the Notes (“Legal Defeasance”), and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (A) below payments in respect of the principal of, premium, if any, interest on such Notes when such payments are due, (b) the Issuer’s obligations with respect to such Notes under Article Two and Section 4.02, (c) the rights, powers, trust duties, indemnities and immunities of the Trustee hereunder, including, without limitation, Section 7.07 and the Issuer’s Obligations in connection therewith and (d) this Article Eight. Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof. The following conditions shall apply to Legal Defeasance:

(A) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(B) the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service, a ruling, or

(ii) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(C) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(D) the Legal Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument (including, without limitation, the Credit Agreement) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(E) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other of the Issuer’s creditors or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(F) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (A) through (E) and, in the case of the Opinion of Counsel, clauses (A) (with respect to the validity and perfection of the security interest), (B) and (D) of this Section 8.02 have been complied with; and

(G) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy of the Issuer between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Issuer, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

The Issuer’s and the Guarantors’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.10, 2.13, 4.01, 4.02, 4.13, 7.07, 7.08, 8.05, 8.06 and 14.08 hereunder shall survive until the Notes are no longer outstanding. Thereafter, only the Issuer’s and the Guarantors’ obligations in Sections 7.07, 8.05, 8.06 and 14.08 shall survive.

After any such irrevocable deposit, the Trustee upon written request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations in the immediately preceding paragraph.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.02(B) with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.03. Defeasance of Certain Obligations. The Issuer may omit to comply with any term, provision or condition set forth in Section 5.01(a)(3) and Sections 4.03 through 4.16 and Sections 4.18 through 4.21 and breach of clauses (a)(4), (a)(5) and (a)(8) under Section 6.01 shall be deemed not to be Events of Default (“Covenant Defeasance”), in each case with respect to the outstanding Notes if:

(A) the Issuer irrevocably deposits with the Trustee, in trust, for the benefit of the Holders cash, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(B) the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States acceptable to such Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(C) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(D) the Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument (including, without limitation, the Credit Agreement) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(E) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others;

(F) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (A) through (E) and, in the case of the Opinion of Counsel, clauses (A) (with respect to the validity and perfection of the security interest), (B) and (D) of this Section 8.03 have been complied with; and

(G) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy of the Issuer between the date of deposit and the 124th day following the date of deposit and that no Holder is an insider of the Issuer, after the 124th day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of the Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

SECTION 8.04. Application of Trust Money. Subject to Section 8.06, the Trustee or Paying Agent shall hold in trust money or U.S. Government Obligations deposited with it pursuant to Section 8.01, 8.02 or 8.03, as the case may be, and shall apply the deposited money and the money from U.S. Government Obligations in accordance with the Notes and this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

SECTION 8.05. Repayment to Issuer. Subject to Sections 7.07, 8.01, 8.02 and 8.03, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officers’ Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal, premium, if any, interest or Additional Interest, if any, that remains unclaimed for two years; provided that the Trustee or such Paying Agent before being required to make any payment shall cause to be published at the expense of the Issuer once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be, by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01, 8.02 or 8.03, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01, 8.02 or 8.03, as the case may be; provided that if the Issuer has made any payment of principal of, premium, if any, interest or Additional Interest, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders. The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by a Board Resolution) and the Trustee may amend or supplement this Indenture, the Notes and/or any Guarantee without notice to or the consent of any Holder:

(1) to cure any ambiguity, defect, omission, mistake or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders in the case of a merger, consolidation, amalgamation or other combination of the Issuer or any Guarantor or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the rights or interests under this Indenture of any such Holder;

(5) to alter the form of Notes to provide for any changes in applicable tax laws to the extent that such changes do not materially adversely affect the rights or interests of any Holder;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(7) to add collateral to secure the Notes;

(8) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(9) to provide for a successor Trustee in accordance with the terms of this Indenture or to otherwise comply with any requirement of this Indenture; or

(10) to provide for assumption by Manitowoc Foodservice of the Obligations of the Escrow Issuer under the Notes and this Indenture and the simultaneous release of the Escrow Issuer from such Obligations.

This Section 9.01 is subject to Section 9.06.

SECTION 9.02. With Consent of Holders.

(a) Subject to Sections 6.04 and 6.07 and without prior notice to the Holders, the Issuer, when authorized by its Board of Directors (as evidenced by a Board Resolution), and the Trustee may amend this Indenture, the Notes and/or the Guarantees with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, and the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may waive compliance by the Issuer with any provision of this Indenture, the Notes and/or the Guarantees.

Notwithstanding the foregoing provisions of this Section 9.02, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 6.04, may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in aggregate principal amount of Notes outstanding to waive Defaults or Events of Default;

(6) after the Issuer’s obligation to purchase Notes arises hereunder, amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders;

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture; or

(9) modify or change any provision of Section 9.01 or Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(b) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Issuer shall mail supplemental indentures to Holders upon request. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

This Section 9.02 is subject to Section 9.06.

SECTION 9.03. Amendments Prior to Escrow End Date. Notwithstanding anything to the contrary herein, prior to the Escrow End Date, any modifications, waivers, amendments, consents or eliminations of any provision under this Indenture or the Escrow Agreement related to any matters described in Section 3.09 and 4.04 hereof or Sections 2, 3 or 4 of the Escrow Agreement will require the consent of each Holder affected thereby (except for modifications or amendments that (i) cure any ambiguity, omission, mistake, defect, error or inconsistency, (ii) provide additional rights or benefits to the noteholders or do not materially adversely affect the legal rights under this Indenture or the Escrow Agreement of the Holders, (iii) evidence or provide for the acceptance and appointment of a successor Escrow Agent, or (iv) conform the text of this Indenture or the Escrow Agreement to any provision of the Offering Circular, which may be made by the Issuer and the Trustee or Escrow Agent, as applicable).

SECTION 9.04. Revocation and Effect of Consent. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the Note of the consenting Holder, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in aggregate principal amount of the outstanding Notes and any other conditions thereto specified in the notice relating thereto.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last two sentences of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in any of clauses (1) through (9) of Section 9.02. In case of an amendment or waiver of the type described in clauses (1) through (9) of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Note that evidences the same indebtedness as the Note of the consenting Holder.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee. The Trustee shall, if directed in writing by the Issuer, place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee shall, if directed in writing by the Issuer, place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee upon the Issuer’s written direction in the form of an Issuer Order shall authenticate a new Note that reflects the changed terms.

SECTION 9.06. Trustee to Sign Amendments, Etc. The Trustee shall receive, and shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized and permitted by this Indenture (and otherwise in form and substance satisfactory to the Trustee) and that this Indenture as so amended or supplemented is the legal, valid and binding obligation of the Issuer and any Guarantor, enforceable against the Issuer and such Guarantors in accordance with its terms. Subject to the preceding sentence, the Trustee shall sign such amendment, supplement or waiver if the same does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.07. Conformity with Trust Indenture Act. Every amendment or supplemental indenture executed pursuant to this Article 9 shall conform to the requirement of the TIA as then in effect.

ARTICLE TEN

[RESERVED]

ARTICLE ELEVEN

GUARANTEE OF NOTES

SECTION 11.01. Guarantee. Prior to the Escrow Release Date, the Notes will not be guaranteed. From and after the Escrow Release Date, each Guarantor hereby fully and unconditionally guarantees, as a primary obligor and not merely a surety, to each Holder of a Note authenticated and delivered by a Trustee, to the Trustee and its successors and assigns, that: (a) the principal of, premium, if any, and interest on the Notes (and any Additional Interest payable thereon) will be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law), interest and Additional Interest, if any, on the Notes and all other obligations of the Issuer to the Holders or the Trustee hereunder (including amounts due the Trustee under Section 7.07) and all other obligations under this Indenture (the “Indenture Obligations”) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations hereunder, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the maturity date of the Notes, by acceleration or otherwise. An Event of Default under this Indenture or the Notes shall constitute an event of default under any of the Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of each Guarantor hereunder in the same manner and to the same extent as the obligations of the Issuer hereunder.

Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the absence of any action to enforce the Notes or this Indenture, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not its Guarantee is affixed to any particular Note, or any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of each Guarantor. Each Guarantor hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and its Guarantee or as otherwise provided herein for the release of such Guarantee. The Guarantees are guarantees of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or to the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid by the Issuer or the Guarantors to the Trustee or such Holder, each Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of each Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of its Guarantee.

SECTION 11.02. Execution and Delivery of Guarantee. Guarantees, substantially in the form included in Exhibit D of this Indenture, shall be executed by either manual, facsimile or other electronic signature of an Officer of each Guarantor. The validity and enforceability of each Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Guarantees set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Note shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of each Guarantee set forth in this Indenture on behalf of its respective Guarantor.

SECTION 11.03. Waiver of Subrogation. Until the Notes are paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer or any other Restricted Subsidiary that arise from the existence, payment, performance or enforcement of the Issuer’s obligations under the Notes or this Indenture and such Guarantor’s obligations under its Guarantee and this Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders, any Agent and the Trustee against the Issuer or any other Restricted Subsidiary, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other Restricted Subsidiary, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee, any Agent or the Holders of Notes under the Notes, this Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, such Agent, and the Trustee and shall forthwith be paid to the Trustee for the benefit of such Holders, such Agent and the Trustee to be credited and applied to the obligations in favor of the Holders, such Agent and the Trustee, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.

SECTION 11.04. Immediate Payment. Each Guarantor shall make immediate payment to the Trustee on behalf of the Holders and the Trustee of all obligations with respect to its Guarantee owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 11.05. No Set-Off. Each payment to be made by a Guarantor hereunder in respect of any obligations with respect to its Guarantee shall be payable in the currency or currencies in which such obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.06. Obligations Absolute. The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by such Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 11.07. Obligations Continuing. The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all of the obligations with respect thereto have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force in the jurisdiction of incorporation or organization of such Guarantor or elsewhere and, in the event of the failure of such Guarantor so to do, it hereby irrevocably appoints the Trustee and each of them the attorneys and agents of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.08. Obligations Not Reduced. The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged by any intermediate payment or satisfaction of the whole or any part of the principal, interest, Additional Interest, if any, fees and other monies or amounts which may at any time be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture.

SECTION 11.09. Obligations Reinstated. The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of each Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of such Guarantor) is rescinded or reclaimed from any of the Holders and the Trustee upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or such Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Issuer is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer, all such indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.10. Obligations Not Affected. The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by such Guarantor or any of the Holders and the Trustee) which, but for this provision, might constitute a whole or partial defense to a claim against each Guarantor hereunder or might operate to release or otherwise exonerate such Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders and the Trustee or otherwise, including, without limitation:

(i) any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuer or any other person;

(ii) any failure of the Issuer, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture or the Notes, or to give notice thereof to any Guarantor;

(iii) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;

(iv) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other person;

(v) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, interest or Additional Interest, if any, on any of the Notes;

(vi) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or any Guarantor;

(vii) any merger or amalgamation of the Issuer or any Guarantor with any Person or Persons;

(viii) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of any Guarantor under its Guarantee; and

(ix) any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Notes or of any Guarantor in respect of its guarantee hereunder.

SECTION 11.11. Waiver. Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of such Guarantor hereunder, notice or proof of reliance by the Holders and the Trustee upon the obligations of such Guarantor hereunder, and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or non-payment of any of the obligations under its Guarantee, or other notice or formalities to the Issuer or such Guarantor of any kind whatsoever.

SECTION 11.12. No Obligation to Take Action Against Issuer. Neither the Trustee nor any of the Holders shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the obligations under the Guarantees or against the Issuer or any other person or any property of the Issuer or any other person before the Trustee is entitled to demand payment and performance by any Guarantor of its liabilities and obligations under its Guarantee, and each Guarantor hereby waives all benefit of discussion.

SECTION 11.13. Default and Enforcement.

(a) If any Guarantor fails to pay in accordance with Section 11.01, the Trustee may proceed in its name as trustee hereunder in the enforcement of such Guarantee and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from any Guarantor the obligations of such Guarantor with respect to its Guarantee.

(b) No Holder shall have the right to institute any suit, action or proceeding against any Guarantor for any default hereunder except in the manner and subject to the conditions set forth in Article Six, it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to enforce any right hereunder by his or their action except as aforesaid and that all powers and trusts hereunder shall be exercised and all proceedings at law or in equity shall be instituted, had and maintained by the Trustee, only as aforesaid and in any event for the benefit of all Holders as provided in this Indenture.

SECTION 11.14. Costs and Expenses. Each Guarantor shall pay on demand by the Trustee any and all costs, fees and expenses (including, without limitation, the fees and the expenses of its counsel) incurred by the Trustee or any of the Holders in enforcing any of their rights under its Guarantee.

SECTION 11.15. No Merger or Waiver; Cumulative Remedies. No Guarantee shall operate by way of merger of any of the obligations of any Guarantor under any other agreement, including, without limitation, this Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under this Indenture, the Notes and any other document or instrument between any Guarantor and/or the Issuer and the Trustee, are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 11.16. Survival of Obligations. Without prejudice to the survival of any of the other obligations of any Guarantor hereunder, the obligations of each Guarantor under Section 11.01 shall survive the payment in full of any obligations with respect to its Guarantee and shall be enforceable against each Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Issuer or any Guarantor.

SECTION 11.17. Guarantee in Addition to Other Obligations. The obligations of each Guarantor under its Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

SECTION 11.18. Successors and Assigns. Each Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder except in accordance with the provisions of Section 9.01 or 9.02, as applicable, or Section 5.01(c).

SECTION 11.19. Governing Law; Agent for Service; Submission to Jurisdiction; Waiver of Immunities; Judgment Currency. Each Guarantor hereby acknowledges and agrees to comply with and be bound by Sections 13.06 and 13.13 on the same terms as the Issuer as if the term “Guarantor” had therein been substituted for the term “Issuer.”

SECTION 11.20. Limitation of Guarantor’s Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations Guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby Guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. To effectuate the foregoing intention, the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations hereunder, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount based on the consolidated net worth of each Guarantor.

SECTION 11.21. Release of Guarantee.

(a) Each Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Issuer without limitation, or with other Persons, upon the terms and conditions set forth in Section 5.01.

(b) In the event all of the Capital Stock of a Guarantor is sold by the Issuer and the sale complies with the provisions set forth in Section 4.10 or a Restricted Subsidiary that is a Guarantor is properly designated as an Unrestricted Subsidiary, the Guarantor’s Guarantee will be released.

(c) A Guarantor’s Guarantee shall be released to the extent such Guarantor is also a guarantor or a borrower under the Credit Agreement and, at the time of release of its Guarantee, such Guarantor has been released from or discharged of its guarantee of, and all pledges and security, if any, granted in connection with, the Credit Agreement (except a release by or as a result of a payment thereon), such Guarantor’s Guarantee will be released.

SECTION 11.22. Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.12 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall become a Guarantor under this Article Eleven and shall guarantee the Indenture Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate as provided under Section 9.06.

ARTICLE TWELVE

[RESERVED]

ARTICLE THIRTEEN

MISCELLANEOUS

SECTION 13.01. Notices. Any notice or communication shall be sufficiently given if in writing (which may be via facsimile) and delivered in person or mailed by first class mail addressed as follows:

if to the Issuer or the Guarantors:

Manitowoc Foodservice, Inc.

2227 Welbilt Boulevard

New Port Richey, FL 34655

Telecopier No.: (727) 569-1275

Attention: Treasurer

with a copy to:

Manitowoc Foodservice, Inc.

2227 Welbilt Boulevard

New Port Richey, FL 34655

Telecopier No.: (727) 569-1275

Attention: General Counsel

if to the Trustee, Paying Agent or Registrar:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, New York 10017

Telecopier No.: (917) 260-1593

Attention: Corporate Trust Administration

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to it at such Holder’s address as it appears on the Register by first class mail and shall be sufficiently given to it if so mailed within the time prescribed. Copies of any such communication or notice to a Holder shall also be mailed to the Trustee and each Agent at the same time.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Except for a notice to the Trustee, which is deemed given only when received, and except as otherwise provided in this Indenture, if a notice or communication is mailed in the manner provided in this Section 13.01, it is duly given, whether or not the addressee receives it.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

SECTION 13.02. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(i) an Officers’ Certificate, upon which the Trustee may conclusively rely, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii) an Opinion of Counsel, upon which the Trustee may conclusively rely, in form and substance satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with; provided, however, that, with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 13.03. Statements Required in Officers’ Certificate. Each Officers’ Certificate with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that each person signing such certificate has read such covenant or condition and the definitions herein relating thereto;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in such certificate are based;

(iii) a statement that, in the opinion of each such person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with.

SECTION 13.04. Rules by Trustee, Paying Agent or Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 13.05. Payment Date Other Than a Business Day.

If an Interest Payment Date, Redemption Date, Special Mandatory Redemption Date, stated maturity or date of maturity or repurchase of any Note or any other payment date shall not be a Business Day, then payment of principal of, premium, if any, interest or Additional Interest, if any, on such Note, as the case may be, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or Special Mandatory Redemption Date, or at the stated maturity or date of maturity or repurchase of such Note; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, Special Mandatory Redemption Date, stated maturity or date of maturity or repurchase, as the case may be.

SECTION 13.06. Governing Law. This Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Trustee, the Issuer and the Guarantors agree to submit to the jurisdiction of any federal or state court situated in the State of New York, the City of New York, the Borough of Manhattan in any action or proceeding arising out of or relating to this Indenture, the Notes and the Guarantees. Each of the Issuer and each Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such action or proceeding. Each of the Issuer and each Guarantor irrevocably waives, to the fullest extent it may effectively do so, any objection to the laying of venue of any such action or proceeding in any such court and the defense of inconvenient forum to the maintenance of any such action or proceeding in any such court.

SECTION 13.07. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.08. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or the Guarantors contained in this Indenture or in any of the Notes, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, shareholder, other equityholder, officer, director, employee, management board member, supervisory board member or controlling person, as such, of the Issuer or the Guarantors or of any successor Person, either directly or through the Issuer, the Guarantors or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

SECTION 13.09. Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 13.10. Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 13.11. Separability. In case any provision in this Indenture, in the Guarantees or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.12. Table of Contents, Headings, Etc.. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

SECTION 13.13. Waiver of Jury Trial. Each of the Issuer, the Guarantors, the Trustee, the Paying Agent, and the Registrar hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes, the Guarantees or the transactions contemplated hereby.

SECTION 13.14. Unclaimed Money; Prescription. If money deposited with the Trustee or any Paying Agent for the payment of principal, premium (if any), interest or Additional Interest (if any) remains unclaimed for two years, the Trustee and such Paying Agent shall, upon written request of the Issuer, pay such money back to the Issuer. Following such repayment to the Issuer, Holders of the Notes entitled to such payment must look to the Issuer for such payment unless applicable abandoned property law designates another Person and all liability of the Trustee and Paying Agent shall cease. Other than as set forth in this paragraph, this Indenture does not provide for any prescription period for the payment of principal, premium (if any), interest or Additional Interest (if any) on the Notes.

SECTION 13.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.16. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

SECTION 13.17. Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Guarantors, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

SECTION 13.18. TIA Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

ARTICLE FOURTEEN

PAYING AGENT, TRANSFER AGENT AND REGISTRAR

SECTION 14.01. Duties of the Paying Agent, Transfer Agent and Registrar. Each of the Paying Agent, Transfer Agent and the Registrar shall be obliged to perform such duties, and only such duties, as are herein specifically set forth, and no implied duties or obligations shall be read into this Indenture against it. No provision of this Indenture shall require the Paying Agent, the Transfer Agent or the Registrar to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of its rights and powers, hereunder.

SECTION 14.02. Agent of the Issuer. In acting hereunder and in connection with the Notes, the Paying Agent, the Transfer Agent and the Registrar shall act solely as agents of the Issuer and will not thereby assume any obligations towards, or relationship of agency or trust for, any of the Holders.

SECTION 14.03. Certain Rights of the Paying Agent, Transfer Agent and Registrar.

(a) Each of the Paying Agent, the Transfer Agent and the Registrar may consult with legal or other professional advisers satisfactory to it, and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisers.

(b) Each of the Paying Agent, the Transfer Agent and the Registrar shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer or the Trustee, or any Note, form or transfer, resolution, direction, consent, certificate, affidavit, statement, telex, facsimile transmission or other paper or document believed by it in good faith to be genuine and to have been delivered, signed or sent by the proper party or parties.

(c) Except as may be required by law, each of the Paying Agent, the Transfer Agent and the Registrar shall (whether or not the relevant Note is overdue and regardless of any notice of ownership, trust or any interest, or writing on, or the loss or theft of, the certificate issued in respect of such Note) be entitled to treat the registered owner of any Note as the absolute owner for all purposes.

(d) Each of the Paying Agent, the Transfer Agent and the Registrar shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) None of the Paying Agent, the Transfer Agent or the Registrar shall have any duty or responsibility in case of any default by the Issuer or any Guarantor in the performance of its obligations hereunder or under the Notes or any Guarantee (including, without limitation, the generality of the foregoing, any duty or responsibility to accelerate all or any of the Notes or to initiate or to attempt to initiate any proceedings at law or otherwise or to make any demand for the payment thereof upon the Issuer or any Guarantor).

SECTION 14.04. May Hold Notes. Each of the Paying Agent, the Transfer Agent and the Registrar and each of their respective officers, directors and employees, may become the owner of, or acquire any interest in, any Notes with the same rights that it or they would have if it were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Issuer and may act on, or as depositary, trustee or agent for, any committee or body of Holders of Notes or other obligations of the Issuer as freely as if it were not appointed hereunder.

SECTION 14.05. Appointment of Agents. Each of the Paying Agent, the Transfer Agent and the Registrar may perform the services required to be rendered by it hereunder either directly or through attorneys-in-fact or agents not regularly in its employ and the Paying Agent, the Transfer Agent or the Registrar, as the case may be, shall not be responsible or liable for any willful misconduct or negligence on the part of any such attorney or agent appointed by it with due care hereunder.

SECTION 14.06. Money Held. The Paying Agent shall be entitled to deal with moneys paid to it hereunder in the same manner as other moneys paid to it as a banker by its customers except that the Paying Agent shall not be liable to any Person for interest on, or have any responsibility to invest, any sums held by it under this Indenture.

SECTION 14.07. Paying Agent, Transfer Agent and Registrar Not Responsible for Notes. The recitals contained herein and in the Notes shall be taken as the statements of the Issuer and the Paying Agent, the Transfer Agent and the Registrar assume no responsibility for the correctness of the same. None of the Paying Agent, the Transfer Agent or the Registrar makes any representation as to the validity or sufficiency of this Indenture, the Notes, any Guarantee or any offering material. The Paying Agent, the Transfer Agent and the Registrar shall not be accountable for the use or application by the Issuer of the proceeds of any Notes.

SECTION 14.08. Compensation and Indemnification.

(a) The Issuer shall pay to each of the Paying Agent, the Transfer Agent and the Registrar from time to time such compensation as may be agreed upon in writing by the Issuer and each such agent for all services rendered by it hereunder and shall reimburse each such agent upon its request for all reasonable expenses, disbursements and advances incurred or made by it in accordance with or in connection with this Indenture (including the reasonable compensation and expenses of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct.

(b) The Issuer shall indemnify each of the Paying Agent, the Transfer Agent and the Registrar for, and hold each harmless against, any and all claims, damages, losses, costs, liability or expense (including, without limitation, the reasonable fees and expenses of its counsel and advisors) and taxes (other than taxes based on the income of the Trustee) incurred by it without negligence or willful misconduct on each of their part arising out of or in connection with the acceptance or administration of this Indenture and each of their duties under this Indenture and the Notes and the exercise of each of their rights and powers under this Indenture, including the costs and expenses of defending itself against any claim or liability (whether asserted by the Issuer, any Holder or any other Person) and of complying with any process served upon any of them or their officers in connection with the exercise or performance by any of them of their powers or duties under this Indenture and the Notes and the exercise of the rights of the Trustee thereunder. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The provision of this Section 14.08(b) shall remain in full force and effect notwithstanding the resignation or removal of any of the Paying Agent, the Transfer Agent and the Registrar, the payment of the Notes or the termination of this Indenture.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

MTW FOODSERVICE ESCROW CORP.

By:	/s/ Maurice D. Jones
	Name:	Maurice D. Jones
	Title:	Vice President and Secretary

[MTW Foodservice Escrow Corp.—Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

[MTW Foodservice Escrow Corp.—Indenture]

EXHIBIT A

[FACE OF NOTE]

[Insert Private Placement Legend and Global Notes legend, if applicable]

MTW FOODSERVICE ESCROW CORP.

9.500% Senior Note due 2024

$

CUSIP No.

ISIN No.

No.

MTW FOODSERVICE ESCROW CORP., a Delaware corporation (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, promise to pay to                     , or its registered assigns, the principal sum of $             on February 15, 2024.

Interest Payment Dates: February 15 and August 15, beginning August 15, 2016.

Regular Record Dates: February 1 and August 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually by its duly authorized signatories.

MTW FOODSERVICE ESCROW CORP.

By:
Name:
Title:

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the 9.500% Senior Notes due 2024 described in the within-mentioned Indenture.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

{REVERSE SIDE OF NOTE}

MTW FOODSERVICE ESCROW CORP.

9.500% Senior Note due 2024

1.	Principal and Interest.

The Issuer shall pay the principal of this Note on February 15, 2024.

The Issuer promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

Interest will be paid semi-annually in arrears on each Interest Payment Date, commencing August 15, 2016. Interest on this Note will accrue from the latest date to which interest has been paid on the Notes or, if no interest has been paid, the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall pay interest on overdue principal and premium, if any, Additional Interest, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum that is the then applicable interest rate borne by the Notes.

2.	Method of Payment.

The Issuer shall pay interest on the principal amount of the Notes on each February 15 and August 15 to the persons who are Holders of the relevant Notes on the February 1 or August 1, as the case may be, immediately preceding such Interest Payment Date (as reflected in the Register at the close of business on the Regular Record Date), in each case, even if the Note is canceled on registration of transfer or registration of exchange after such record date. The Issuer shall make payments of principal on the Notes to Holders that surrender Notes to the Paying Agent.

If a Holder has given wire transfer instructions to the Paying Agent at least 15 days prior to any payment, the Issuer shall make all principal, premium, interest and Additional Interest, if any, payments on the Notes owned by such Holder in accordance with those instructions. All other payments on the Notes shall be made by check mailed to the Holders at their address set forth in the register of Holders, or in the case of the final payment of principal and interest, if any, on any Note, upon presentation and surrender of such Note at the office of the Paying Agent. All payments on the Notes will be made in Dollars.

3.	Paying Agent and Registrar.

Initially, the Issuer has appointed the corporate trust office of the Trustee located at the address set forth in Section 13.01 of the Indenture as Paying Agent.

4.	Indenture; Limitations.

The Issuer issued the Notes under an Indenture dated as of February 18, 2016 (the “Indenture”) among the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. This Note is one of a duly authorized issue of Notes of the Issuer designated as its 9.500% Senior Notes due 2024 (the “Initial Notes”). The Initial Notes are initially being issued in the aggregate principal amount of $425,000,000.

Subject to Section 4.03, the Issuer shall be entitled to issue Additional Notes pursuant to Section 2.14 of the Indenture (the “Additional Notes”). The Notes include the Unrestricted Notes issued in exchange for the Initial Notes pursuant to the Registration Rights Agreement. The Initial Notes issued on the Issue Date, any Additional Notes and all Exchange Notes are treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. This is one of the Notes referred to in the Indenture. The Notes are unsecured.

5.	Redemption.

Optional Redemption.

(a) The Notes will be redeemable, at the Issuer’s option, in whole or in part from time to time, at any time prior to February 15, 2019, upon not less than 30 nor more than 60 days’ written notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued but unpaid interest to the date of redemption (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(b) In addition, the Issuer may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ written notice to the Holders, at the following Redemption Prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on February 15 of the year set forth below:

Year	Percentage

2019	107.125%
2020	104.750%
2021	102.375%
2022 and thereafter	100.000%

In addition, the Issuer must pay accrued and unpaid interest on the Notes redeemed to the Redemption Date.

Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to February 15, 2019, the Issuer may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes (including any Additional Notes) outstanding under the Indenture at a Redemption Price of 109.500% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of Notes (including any Additional Notes) outstanding under the Indenture remains outstanding immediately after any such redemption; and

(2) the Issuer makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

In the event that the Issuer chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2) on a pro rata basis, by lot or by such other method as the Trustee considers fair and appropriate, subject to the procedures of DTC.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the Depositary’s procedures, if any).

Notice of any optional redemption will be sent electronically by the applicable Depositary in accordance with its procedures or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its last address as it appears in the Register. On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the Redemption Price pursuant to the terms of the Indenture, unless the Issuer defaults in the payment of the Redemption Price. The Trustee may select for redemption portions of the principal amount of the Notes that have denominations equal to $1,000 integral multiples thereof in accordance with Section 3.03 of the Indenture.

6.	Repurchase upon Change in Control.

Upon the occurrence of a Change of Control (other than in connection with the Spin-Off), each Holder shall have the right, subject to the terms and conditions set forth in the Indenture, to require the Issuer to repurchase its Notes in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (the “Change of Control Payment Date”).

A written notice of such Change of Control will be sent within 30 days after any Change of Control occurs to each Holder at its last address as it appears in the Register and to the Trustee. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to Section 4.11 of the Indenture and that all Notes tendered will be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than the Change of Control Payment Date);

(3) that any Note not tendered will continue to accrue interest if interest is then accruing;

(4) that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7) the circumstances and relevant facts regarding such Change of Control.

7.	Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

8.	Persons Deemed Owners.

A Holder shall be treated as the owner of a Note for all purposes.

9.	Unclaimed Money.

If money deposited with the Trustee or any Paying Agent for the payment of principal, premium (if any), interest or Additional Interest (if any) remains unclaimed for two years, the Trustee and each such Paying Agent shall pay such money back to the Issuer upon written request of the Issuer. Following such repayment to the Issuer, Holders of the Notes entitled to such payment must look to the Issuer for such payment unless applicable abandoned property law designates another Person and all liability of the Trustee and such Paying Agent shall cease. Other than as set forth in this paragraph, the Indenture does not provide for any prescription period for the payment of principal, premium (if any), interest or Additional Interest (if any) on the Notes.

10.	Discharge Prior to Redemption or Maturity.

If the Issuer deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of and accrued interest and Additional Interest, if any, on the Notes to redemption or maturity, the Issuer and the Guarantors will be discharged from the Indenture, the Notes and the Guarantees except in certain circumstances set forth in the Indenture.

11.	Legal Defeasance and Covenant Defeasance.

The Issuer and each Guarantor may be discharged from their obligations under the Indenture, the Notes and the Guarantees except for certain provisions thereof, and the Issuer may be discharged from its obligations to comply with certain covenants contained therein, in each case upon satisfaction of certain conditions specified in the Indenture.

12.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture, the Notes and the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes and the Guarantees to, among other things, cure any ambiguity, defect or inconsistency. Certain modifications will require the consent of each Holder affected thereby.

13.	Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.

14.	Defaults and Remedies.

If an Event of Default (other than an Event of Default specified in clause (a)(6) or (a)(7) of Section 6.01 of the Indenture that occurs with respect to the Issuer) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding under the Indenture by notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued interest, if any, on all Notes to be due and payable. If an Event of Default specified in clause (a)(6) or (a)(7) of Section 6.01 of the Indenture occurs and is continuing with respect to the Issuer, such amount with respect to all the Notes shall, ipso facto, become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture, the Notes or the Guarantees. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

15.	Trustee Dealings with Issuer.

Subject to the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.

16.	No Recourse Against Others.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or the Guarantees, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer contained in the Indenture, in any of the Notes or the Guarantees, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator or against any past, present or future partner, shareholder, other equityholder, officer, director, employee, management board member, supervisory board member or controlling person, as such, of the Issuer, the Guarantors or of any successor Person, either directly or through the Issuer or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise.

17.	Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

19.	Indenture.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Manitowoc Foodservice, Inc., 2227 Welbilt Boulevard, New Port Richey, FL 34655.

20.	Choice of Law.

The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

21.	Registration Rights.

Holders of Restricted Notes are entitled to the benefits of the registration rights as set forth in the Registration Rights Agreement. The Holders may be entitled to receive Additional Interest pursuant to and in accordance with the terms of the Registration Rights Agreement.

22.	Definitions.

Capitalized terms not otherwise defined herein shall have the respective meanings specified in the Indenture.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Company Registration, Social Security or other identifying number of assignee or transferee)

and irrevocably appoint

agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.11 of the Indenture, check the box:  ☐

If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.11 of the Indenture, state the amount (in principal amount): $            .

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

OF INDEBTEDNESS EVIDENCED BY THIS NOTE

The initial principal amount of indebtedness evidenced by this Note shall be $            . The following decreases/increases in the principal amount of indebtedness evidenced by this Note have been made:

Date of Decrease/Increase	Decrease in Principal Amount of Indebtedness Evidenced	Increase in Principal Amount of Indebtedness Evidenced	Total Principal Amount of Indebtedness Evidenced Following Such Decrease/Increase	Notation Made by or on Behalf of Trustee

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[MTW Foodservice Escrow Corp. / Manitowoc Foodservice, Inc.]

2227 Welbilt Boulevard

New Port Richey, FL 34655

Attention: Treasurer/General Counsel

Wells Fargo Bank, National Association

Corporate Trust-DAPS Reorg

6th & Marquette Avenue 12th Floor

MAC N9303-121

Minneapolis, MN 55479

Phone: (800) 344-5128

Fax: (866) 969-1290

Email: dapsreorg@wellsfargo.com

Re:	9.500% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of February 18, 2016 (the “Indenture”), by and among [MTW Foodservice Escrow Corp. / Manitowoc Foodservice, Inc.] (the “Issuer”), the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in a principal amount of $            (the “Transfer”), to                                         (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the 144A Global Note or a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act

B-1

and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in the 144A Global Note or a Definitive Registered Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Restricted Global Notes and Restricted Definitive Registered Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuer or a subsidiary thereof.

4.☐ Check if Transferee will take delivery of a Book-Entry Interest in an Unrestricted Global Note or an Unrestricted Definitive Registered Note. The Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a) ☐ a Book-Entry Interest in the:

(i) ☐ 144A Global Note (CUSIP 55378V AA7), held through Participant Account             , or

(ii) ☐ Regulation S Global Note (CUSIP U60780 AA8), held through Participant Account             , or

(iii) ☐ Unrestricted Global Note (CUSIP             ), held through Participant Account             , or

(b) ☐ a Restricted Definitive Registered Note; or

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐ a Book-Entry Interest in the :

(i) ☐ 144A Global Note (CUSIP 55378V AA7), held through Participant Account             , or

(ii) ☐ Regulation S Global Note (CUSIP U60780 AA8), held through Participant Account             , or

(iii) ☐ Unrestricted Global Note (CUSIP             ), held through Participant Account             , or

(b) ☐ a Restricted Definitive Registered Note; or

(c) ☐ an Unrestricted Definitive Registered Note.

B-1

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[MTW Foodservice Escrow Corp. / Manitowoc Foodservice, Inc.]

2227 Welbilt Boulevard

New Port Richey, FL 34655

Attention: Treasurer/General Counsel

Wells Fargo Bank, National Association

Corporate Trust-DAPS Reorg

6th & Marquette Avenue 12th Floor

MAC N9303-121

Minneapolis, MN 55479

Phone: (800) 344-5128

Fax: (866) 969-1290

Email: dapsreorg@wellsfargo.com

Re:	9.500% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of February 18, 2016 (the “Indenture”), by and among [MTW Foodservice Escrow Corp. / Manitowoc Foodservice, Inc.] (the “Issuer”), the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified on Annex A hereto, in a principal amount of $            (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Registered Notes or Book-Entry Interests in a Restricted Global Note for Unrestricted Definitive Registered Notes or Book-Entry Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from Book-Entry Interest in a Restricted Global Note to Book-Entry Interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for a Book-Entry Interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Book-Entry Interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from Book-Entry Interest in a Restricted Global Note to Unrestricted Definitive Registered Note. In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for an Unrestricted Definitive Registered Note, the Owner hereby certifies (i) the Definitive Registered Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Registered Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Registered Note to Book-Entry Interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Registered Note for a Book-Entry Interest in an Unrestricted Global Note, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Registered Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Book-Entry Interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Registered Note to Unrestricted Definitive Registered Note. In connection with the Owner’s Exchange of a Restricted Definitive Registered Note for an Unrestricted Definitive Registered Note, the Owner hereby certifies (i) the Unrestricted Definitive Registered Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Registered Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Registered Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Registered Notes or Book-Entry Interests in Restricted Global Notes for Restricted Definitive Registered Notes or Book-Entry Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from Book-Entry Interest in a Restricted Global Note to Restricted Definitive Registered Note. In connection with the Exchange of the Owner’s Book-Entry Interest in a Restricted Global Note for a Restricted Definitive Registered Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Registered Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Registered Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Registered Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Registered Note to Book-Entry Interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Registered Note for a Book-Entry Interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Book-Entry Interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Owner]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE

1. The Owner currently owns and proposes to Exchange the following:

[CHECK ONE OF (a)(i), (a)(ii) or (b)]

(a) a Book-Entry Interest in the:

(i) ☐ 144A Global Note (CUSIP 55378V AA7), held through Participant Account             , or

(ii) ☐ Regulation S Global Note (CUSIP U60780 AA8), held through Participant Account             , or

(b) ☐ a Restricted Definitive Registered Note.

2. After the Exchange the Owner will hold:

[CHECK ONE]

(a) a Book-Entry Interest in the:

(i) ☐ 144A Global Note (CUSIP 55378V AA7), through Participant Account             , or

(ii) ☐ Regulation S Global Note (CUSIP U60780 AA8), through Participant Account             , or

(b) ☐ a Restricted Definitive Registered Note.

2. The Owner requests that Definitive Registered Notes be registered in the following name:

and sent to the Owner at the following address:

EXHIBIT D

FORM OF GUARANTEE

For value received, the undersigned hereby fully and unconditionally guarantees to the Holder of this Note the cash payments in Dollars of principal of, premium, if any, interest, if any, and Additional Interest, if any, on this Note in the amounts and at the time when due and interest on the overdue principal and premium and, to the extent lawful, interest and Additional Interest, if any, on this Note, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and limitations of this Note and Article Eleven of the Indenture and this Guarantee. This Guarantee will become effective in accordance with Article Eleven of the Indenture and its terms shall be evidenced therein. The validity and enforceability of each Guarantee shall not be affected by the fact that it may not be affixed to any particular Note. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of February 18, 2016, between the Issuer and Wells Fargo Bank, National Association, as Trustee (the “Indenture”).

The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Eleven of the Indenture and reference is hereby made to the Indenture for the precise terms of this Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH GUARANTOR HEREUNDER AGREES TO SUBMIT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT SITUATED IN THE STATE OF NEW YORK, THE CITY OF NEW YORK, THE BOROUGH OF MANHATTAN FOR THE PURPOSES SET FORTH IN THE INDENTURE, THE NOTES OR THIS GUARANTEE.

Date: [            ] [    ], 2016

as Guarantor

By:
Name:
Title:

EXHIBIT E

FORM OF ESCROW RELEASE DATE SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”), dated as of [            ] [    ], 2016, by and among MTW FOODSERVICE, INC., a Delaware corporation (the “Company”), the other parties that are signatories hereto as Guarantors (each a “New Guarantor”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T T N E S S E T H

WHEREAS MTW FOODSERVICE ESCROW CORP., a Delaware corporation (the “Issuer”) and the Trustee have heretofore executed an indenture, dated as of February 18, 2016 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 9.500% Senior Notes due 2024 (the “Notes”), initially in the aggregate principal amount of $425,000,000;

WHEREAS Sections 5.01 and 9.01 of the Indenture provide that under certain circumstances, the Company may execute and deliver to the Trustee a supplemental indenture pursuant to which the Company shall unconditionally assume all the Issuer’s Obligations under the Notes on the terms and conditions set forth herein;

WHEREAS Sections 4.12 and 11.22 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall guarantee the Indenture Obligations;

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the New Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

(2) Agreement to Assume Obligations. The Company hereby agrees to unconditionally assume the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all provisions of the Indenture and the Notes applicable to the Issuer and to perform all of the obligations and agreements of the Issuer under the Indenture and the Notes and may exercise every right and power of the Issuer.

(3) Agreement to Guarantee. Each of the New Guarantors hereby agrees to, jointly and severally with all existing Guarantors (if any), guarantee the Indenture Obligations on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(4) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(5) Liability. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any New Guarantor shall have any liability for any obligations of the Issuer or the Guarantors (including any New Guarantor) under the Notes, any Guarantees, the Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

(6) Notices. All notices or other communications to the Company and the Guarantors shall be given as provided in Section 13.01 of the Indenture.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Guarantors.

(8) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(9) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(10) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MANITOWOC FOODSERVICE, INC.,
as Company

By:
Name:
Title:

APPLIANCE SCIENTIFIC, INC., as Guarantor

By:
Name:
Title:

BERISFORD PROPERTY DEVELOPMENT (USA) LTD.,
as Guarantor

By:
Name:
Title:

CHARLES NEEDHAM INDUSTRIES INC., as Guarantor

By:
Name:
Title:

CLEVELAND RANGE, LLC, as Guarantor

By:
Name:
Title:

THE DELFIELD COMPANY LLC, as Guarantor

By:
Name:
Title:

ENODIS CORPORATION, as Guarantor

By:
Name:
Title:

ENODIS GROUP HOLDINGS US, INC., as Guarantor

By:
Name:
Title:

ENODIS HOLDINGS, INC., as Guarantor

By:
Name:
Title:

ENODIS TECHNOLOGY CENTER, INC., as Guarantor

By:
Name:
Title:

FRYMASTER L.L.C., as Guarantor

By:
Name:
Title:

GARLAND COMMERCIAL INDUSTRIES LLC, as Guarantor

By:
Name:
Title:

KYSOR BUSINESS TRUST, as Guarantor

By:
Name:
Title:

KYSOR HOLDINGS, INC., as Guarantor

By:
Name:
Title:

KYSOR INDUSTRIAL CORPORATION (MI), as Guarantor

By:
Name:
Title:

KYSOR INDUSTRIAL CORPORATION (NV), as Guarantor

By:
Name:
Title:

KYSOR NEVADA HOLDING CORP., as Guarantor

By:
Name:
Title:

LANDIS HOLDINGS LLC, as Guarantor

By:
Name:
Title:

MANITOWOC EQUIPMENT WORKS, INC., as Guarantor

By:
Name:
Title:

MANITOWOC FOODSERVICE COMPANIES, LLC, as Guarantor

By:
Name:
Title:

MANITOWOC FOODSERVICE HOLDING, INC., as Guarantor

By:
Name:
Title:

MANITOWOC FP, INC., as Guarantor

By:
Name:
Title:

MANITOWOC FSG INTERNATIONAL HOLDINGS, INC., as Guarantor

By:
Name:
Title:

MANITOWOC FSG OPERATIONS, LLC, as Guarantor

By:
Name:
Title:

MANITOWOC FSG U.S. HOLDING, LLC, as Guarantor

By:
Name:
Title:

MCCANN’S ENGINEERING & MANUFACTURING CO., LLC, as Guarantor

By:
Name:
Title:

MTW COUNTY LIMITED, as Guarantor

By:
Name:
Title:

WELBILT CORPORATION, as Guarantor

By:
Name:
Title:

WELBILT HOLDING COMPANY, as Guarantor

By:
Name:
Title:

WESTRAN CORPORATION, as Guarantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: